SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to §240.14a-12.

Xcel Energy Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Wayne H. Brunetti

Chairman of the Board

April 9, 2004

Dear Shareholder:

      We cordially invite you to attend the Annual Meeting of Shareholders, which will be held on May 20, 2004 at 10:00 a.m. MDT, at The Donald R. Seawell Grand Ballroom, The Denver Center for the Performing Arts, 14th and Curtis Streets, Denver, Colorado 80204.

      Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement. I will report on current operations and discuss our future plans. We also will provide time for your questions and comments.

      The attendance of our shareholders at annual meetings over the years has been very helpful in maintaining good communications and understanding. We sincerely hope you will be able to be with us. If you cannot attend in person, you can listen to our webcast of the meeting at www.xcelenergy.com. If you are a registered shareholder, your admission ticket to the Annual Meeting is attached to the proxy card. You will not receive an admission ticket if a bank or broker holds your shares. In that case, please come to the meeting and present proof of ownership of our stock at the registration table. The meeting is open to shareholders and those guests invited by the Company. We ask that you review the meeting guidelines contained on the back cover of this proxy statement. As set forth in these guidelines, you will be asked to provide a photo identification, such as a driver’s license.

      Your vote is important. Even if you do not attend the Annual Meeting, I hope you will vote as soon as possible. We encourage you to vote electronically over the Internet, by telephone or by mailing a traditional proxy card. Voting over the Internet, by telephone, or by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

      We appreciate your continued support.

Cordially,

Wayne H. Brunetti

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
We Encourage You to Vote by Internet or by Phone
CORPORATE GOVERNANCE
BOARD STRUCTURE AND COMPENSATION
PROPOSALS TO BE VOTED ON
PROPOSAL NO. 1
PROPOSAL NO. 2
PROPOSAL NO. 3
COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
Summary Compensation Table
Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
Long-Term Incentive Plan Awards in Last Fiscal Year(1)
Pension Plan Table
REPORT OF THE GOVERNANCE, COMPENSATION AND NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS
XCEL ENERGY STOCK PERFORMANCE GRAPH
EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
INDEPENDENT PUBLIC ACCOUNTANTS
APPENDIX A
APPENDIX B
Annual Meeting Guidelines

ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Notice of Annual Meeting of Shareholders	ii
Questions and Answers about the Proxy Materials and the Annual Meeting	1
Corporate Governance	6
Board Structure and Compensation	7
Proposals to be Voted on	11
Proposal No. 1 Proposal to Amend our Bylaws to Eliminate the Classification of the Board of Directors	11
Proposal No. 2 Election of Directors	13
Proposal No. 3 Proposal to Approve the Stock Equivalent Plan for Non-Employee Directors of Xcel Energy	18
Common Stock Ownership of Directors and Executive Officers	22
Section 16(a) Beneficial Ownership Reporting Compliance	23
Executive Compensation	24
Report of the Governance, Compensation and Nominating Committee of the Board of Directors	30
Xcel Energy Stock Performance Graph	35
Employment Agreements and Severance Arrangements	35
Securities Authorized for Issuance Under Equity Compensation Plans	39
Report of the Audit Committee of the Board of Directors	39
Independent Public Accountants	40
Other Business	43
Appendix A — Audit Committee Charter	A-1
Appendix B — Stock Equivalent Plan for Non-Employee Directors of Xcel Energy Inc.	B-1

i

XCEL ENERGY INC.

800 Nicollet Mall, Suite 3000
Minneapolis, Minnesota 55402-2023

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time	10:00 a.m. MDT on Thursday, May 20, 2004

Place	The Donald R. Seawell Grand Ballroom, The Denver Center for the Performing Arts, 14th and Curtis Streets, Denver, Colorado.

Items of Business	(1) To consider an amendment to our bylaws to eliminate the classification of the Board of Directors.

(2) To elect 6 directors.

(3) To consider approval of the Stock Equivalent Plan for Non-Employee Directors.

(4) To consider such other business as may properly come before the meeting or any adjournments thereof.

Record Date	You are entitled to vote if you were a shareholder at the close of business on March 22, 2004.

Meeting Admission	If you are a registered shareholder, an admission ticket is attached to the proxy card. You will not receive an admission ticket if your shares are held by a stock brokerage account, bank or other nominee. In that case, please come to the meeting and present proof of ownership of our stock at the registration table. The meeting is open to shareholders and those guests invited by the Company. Shareholders will be asked to provide a photo identification, such as a driver’s license.

Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy:

(1) Over the Internet,

(2) By telephone, or

(3) By mail.

For specific instructions, refer to the Questions and Answers on page 1 of this proxy statement and the voting instructions on the proxy card.

THIS PROXY STATEMENT AND PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT APRIL 9, 2004.

By Order of the Board of Directors,

CATHY J. HART
Secretary

ii

XCEL ENERGY INC.

800 Nicollet Mall, Suite 3000
Minneapolis, Minnesota 55402-2023

April 9, 2004

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 20, 2004

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

      Q:  Why Am I Receiving These Materials?

      A:  The Board of Directors of Xcel Energy Inc. is providing these proxy materials to you in connection with the solicitation by the Board of proxies to be voted at Xcel Energy’s Annual Meeting of Shareholders that will take place on May 20, 2004. You are requested to vote on the proposals described in this proxy statement.

      Q:  What Information Is Contained in These Materials?

      A:  The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. Our 2003 Annual Report is enclosed in this mailing and also is available via the Internet at www.xcelenergy.com.

      Q:  What Proposals Will be Voted On at the Meeting?

      A:  There are three proposals scheduled to be voted on at the meeting:

•	the amendment of our bylaws to eliminate the classification of the Board of Directors

•	the election of six directors

•	the approval of the Stock Equivalent Plan for Non-Employee Directors

      Q:   What Are Xcel Energy’s Voting Recommendations?

      A:  Our Board recommends that you vote your shares as follows:

•	“FOR” the amendment to the bylaws;

•	“FOR” each of the nominees to the Board; and

•	“FOR” the approval of the Stock Equivalent Plan for Non-Employee Directors.

      Q:  What Shares Can I Vote?

      A:  All shares of our common and preferred stock owned by you as of March 22, 2004, the record date, may be voted by you. These shares include those (1) held directly in your name as the shareholder of record and (2) held for you as the beneficial owner through a stockbroker, bank, or other nominee.

      Q:  What Is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

      A:  Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, The Bank of New York, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to vote your proxy directly to Xcel Energy (by

Internet, by telephone or by mail) or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. If you wish to vote your shares in person, you must provide us with a legal proxy from your broker.

      Q:  How Can I Vote My Shares?

      A:  Whether you hold shares directly as the shareholder of record or beneficially in street name, you may vote in person at the meeting, by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the summary instructions and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

•	By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.

•	By Telephone — If you live in the United States, you may submit your proxy by following the “Vote by Phone” instructions on the proxy card.

•	By Mail — You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign your proxy card, but do not provide instructions, your shares will be voted as described in “How Are Votes Counted?”

We Encourage You to Vote by Internet or by Phone.

      Q:  Can I Change My Vote?

      A:  If you change your mind after voting your proxy and prior to the meeting, you can revoke your proxy and change your proxy instructions. You can revoke your proxy by either signing another proxy with a later date, voting a second time by telephone or by the Internet prior to 11:59 p.m. MDT on May 19, 2004, or voting again at the meeting. Alternatively, you may provide a written statement to the Company (attention: Cathy J. Hart, Secretary) of your intention to revoke your proxy.

      Q:  How Are Votes Counted?

      A:  In the election of directors, you may vote “For” all of the nominees or your vote may be “Withheld” with respect to one or more of the nominees. For the other proposals, you may vote “For,” “Against,” or “Abstain.” If you “Abstain,” it has the same effect as a vote “Against.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. However, if you are a participant in one of our employee savings or stock ownership plans, your proxy card is a voting directive for shares allocated to your account. The trustee will vote the shares as instructed by you in your voting directive. If you do not return your voting directive, the trustee will vote your allocated shares, along with all unallocated shares held, in the same proportion that all other allocated shares are voted.

      If you are a participant in our Dividend Reinvestment and Cash Payment Plan, your proxy form will include the shares held on your behalf under such plan and the shares will be voted in accordance with your proxy vote. If you do not vote your proxy, your shares in the Dividend Reinvestment and Cash Payment Plan will not be voted.

      Q:  What is the Voting Requirement to Approve Each of the Proposals?

      A:  The nominees for election as directors at the Annual Meeting will be elected by a majority of the voting power present and entitled to vote. For the election of directors, you are entitled to cumulatively vote your shares as described more specifically under the caption “Proposal No. 2 Election Of Directors”. All other proposals require the affirmative “For” vote of a majority of the voting power of the shares present and entitled to vote. If you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute broker nonvotes, as described in “What Is The Quorum Requirement For The Meeting?” below. In tabulating the voting result for any particular proposal, abstentions from voting are treated as votes against while shares that constitute broker nonvotes are not considered entitled to vote on that proposal.

      Q:  What Does it Mean if I Receive More Than One Proxy or Voting Instruction Card?

      A:  It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

      Q:  How Can I Obtain an Admission Ticket for the Meeting?

      A:  If you are a registered shareholder, the admission ticket is attached to the enclosed proxy form. You will not receive an admission ticket if a bank or a broker holds your shares. In that case, please come to the meeting and present proof of ownership of our stock at the registration table. A photo identification, such as a driver’s license, will also be requested.

      Q:  Where Can I Find the Voting Results of the Meeting?

      A:  We will announce preliminary voting results at the meeting. When the votes are finalized, we will include the final results in our second quarter 10-Q which will be available on our website.

      Q:  What Classes of Shares are Entitled to be Voted?

      A:  If you owned shares of our common or preferred stock at the close of business on March 22, 2004, the record date, you are entitled to vote at the Annual Meeting. Each share of our common stock is entitled to one vote at the Annual Meeting. On March 22, 2004, there were 397,517,275 shares of common stock issued and outstanding. Of these, 397,244,762 were eligible to vote. If you owned preferred stock (other than the $3.60 Series), you are entitled to one vote per share of such preferred stock upon each matter presented at the Annual Meeting. On March 22, 2004, we had 774,800 shares of our preferred stock (other than the $3.60 Series) outstanding. If you owned shares of our $3.60 Series preferred stock, you are entitled to three votes per share of such $3.60 Series preferred stock upon each matter presented at the Annual Meeting. On March 22, 2004, we had 275,000 shares of our $3.60 Series preferred stock outstanding. Other than as described in the next sentence, no person holds of record or, to our knowledge, beneficially owns more than 5% of any class of our outstanding voting securities. Based on information reported in a Schedule 13G filed on February 13, 2004, Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071, is deemed to beneficially own 23,850,000 shares of our common stock, representing approximately 6% of our outstanding common stock, as a result of acting as investment adviser to various investment companies.

      Q:  What is the Quorum Requirement for the Meeting?

      A:  The quorum requirement for holding the meeting and transacting business is a majority of the voting power of the shares of common stock and cumulative preferred stock issued, outstanding and entitled to vote at a meeting. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker nonvotes are counted for the purpose of determining the presence of a quorum. Generally, broker nonvotes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

      Q:  Who Will Count the Vote?

      A:  Representatives of The Bank of New York will tabulate the votes and act as the inspectors of election.

      Q:  Who Will Bear the Cost of Soliciting Votes for the Meeting?

      A:  Xcel Energy will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials, except that certain expenses for Internet access will be incurred by you if you choose to access the proxy materials and/or vote over the Internet. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for these solicitation activities. We also have hired Georgeson Shareholder Communications, Inc. to assist us in the distribution of proxy materials and the solicitation of votes. We will pay Georgeson Shareholder Communications, Inc. a fee of $6,500 for these services. We will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of stock.

      Q:  Does Xcel Energy Offer Shareholders Electronic Delivery of Proxy Materials?

      A:  Yes. Xcel Energy offers shareholders the option to receive the Annual Report to Shareholders and proxy statement electronically, instead of receiving paper copies of these documents in the mail. You must consent to do so prior to the record date for the annual meeting.

      To provide your consent for electronic delivery, please go to www.xcelenergy.com and click on Investor Information. Then look for electronic delivery. As soon as the Annual Report to Shareholders and Proxy are available, electronic delivery participants will receive an e-mail with a link to the information and a control number to use to vote online.

      Q:  What Happens if Additional Proposals are Presented at the Meeting?

      A:  Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Richard C. Kelly, Benjamin G.S. Fowke III, Gary R. Johnson, Cathy J. Hart or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

      Q:  May I Propose Actions for Consideration at Next Year’s Annual Meeting of Shareholders or Nominate Individuals to Serve as Directors?

      A:  You may submit proposals for consideration at future shareholder meetings as follows:

To Be Included in the Proxy Statement. Unless we indicate otherwise at a later date, in order for a shareholder proposal to be considered for inclusion in Xcel Energy’s proxy statement for next year’s Annual Meeting, the written proposal must be received by the Secretary no later than 5:00 p.m. Central Time on December 11, 2004. These proposals must be in writing and sent to: Cathy J. Hart, Secretary, Xcel Energy Inc., 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota 55402-2023. These proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials.

To Be Raised from the Floor. Similarly, unless we indicate otherwise at a later date, in order for a shareholder proposal to be raised from the floor during next year’s Annual Meeting, the shareholder’s written notice must be received by the Secretary between January 1, 2005, and February 15, 2005, and must contain certain information as required under our bylaws. You may contact the Secretary at our headquarters for a copy of the relevant provisions of our bylaws regarding the requirements for making shareholder proposals. Please note that these requirements relate only to matters a shareholder wishes to bring before the Annual Meeting and that are not to be included in our proxy statement.

To Recommend an Individual to Serve as a Director. You may make a recommendation to our Governance, Compensation and Nominating Committee of an individual to serve as a director by sending a written statement of the qualifications of the recommended individual to Cathy J. Hart, Secretary of Xcel Energy at 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota 55402-2023. In order to be considered for next year’s Annual Meeting, your recommendation should be received by October 25, 2004.

      Q:  I Receive More Than One Complete Proxy Package. Is it Possible to Eliminate Duplicates?

      A:  We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, certain shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report to Shareholders and proxy statement, unless one or more of these shareholders notifies us that they would like to continue to receive individual copies. This will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

      If you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Report to Shareholders and/or proxy statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the Annual Report to Shareholders or proxy statement for your household, please forward your written request to The Bank of New York, Shareholder Relations — 12E, P.O. Box 11258, Church Street Station, New York, NY 10286.

      If you participate in householding and would like to receive a separate copy of our 2003 Annual Report to Shareholders or this proxy statement, please contact us in the manner described in the immediately preceding paragraph. We will deliver the requested documents to you promptly upon receipt of your request.

CORPORATE GOVERNANCE

Governance Guidelines

      The Board of Directors of Xcel Energy Inc. has long had in place good standards of corporate governance. In 2000, when Xcel Energy was formed through the merger of Northern States Power (NSP) and New Century Energies (NCE), the Board adopted a Code of Conduct applicable to all directors, officers and employees. At that time, the Board also adopted Guidelines for Corporate Governance that outlined the responsibilities of the Board, as well as qualifications for directors to serve on the Board. The Code of Conduct and the Guideline for Corporate Governance have been amended to ensure compliance with the Sarbanes-Oxley Act of 2002 and the listing standards of the New York Stock Exchange. Our Code of Conduct applies to our chief executive officer, our chief financial officer and our chief accounting officer and complies with the requirements imposed by the Sarbanes-Oxley Act of 2002 and the rules issued thereunder for codes of conduct applicable to such officers. The Board has reviewed and will continue to evaluate its role and responsibilities with respect to the new legislative and other governance requirements of the New York Stock Exchange. All of our corporate governance material, including our Code of Conduct, our Guidelines for Corporate Governance and all of our committee charters, is available for public viewing on the Xcel Energy web site at www.xcelenergy.com, under the heading “About Us — Corporate Governance”.

Director Independence

      The Board of Directors of Xcel Energy Inc. is currently composed of 12 directors, 11 of whom are independent within the meaning of the New York Stock Exchange listing standards. Our Chairman and Chief Executive Officer is the only member of management currently serving as a director. For purposes of determining independence, we have adopted the following standards for director independence in compliance with the listing standards of the New York Stock Exchange:

•	No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with us or any of our subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with us or any of our subsidiaries);

•	A director who is an employee, or whose immediate family member is an executive officer of Xcel Energy or any of our subsidiaries is not independent until three years after the end of such employment relationship;

•	A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms or deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation;

•	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, Deloitte & Touche LLP, our present external auditor, Arthur Andersen, our former external auditor, or a present or former internal auditor of Xcel Energy or any of our subsidiaries is not “independent” until three years after the end of the affiliation or the employment or auditing relationship;

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our or any of our subsidiaries present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship;

•	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, us or any of our subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold; and

•	A director who is an employee or representative of a significant supplier of any Xcel Energy business unit or legal entity will not be independent unless Xcel Energy entered into its relationship with the supplier as a result of competitive purchasing practices.

      The Board determined that each current member of the Board and each nominee for director, except for Wayne H. Brunetti and Richard C. Kelly, meets the aforementioned independence standards. Mr. Brunetti does not meet the aforementioned independence standards because he is the current Chief Executive Officer and an employee of Xcel Energy. Mr. Kelly does not meet the independence standards because he is the current President and Chief Operating Officer of Xcel Energy.

Standing Committees

      Our Board has four standing committees — Audit; Finance; Governance, Compensation and Nominating; and Operations and Nuclear. All members of these committees are independent directors who are nominated and approved by the Board each year. The roles and responsibilities of these committees are defined in the committee charters adopted by the Board and provide for oversight of executive management. The duties and responsibilities of all the Board committees are reviewed regularly and are outlined below.

Lead Director

      In an effort to strengthen independent oversight of management and to provide for more open communication, the Board has appointed the chairpersons of each committee (Messrs. Christensen, Hemminghaus, Leatherdale and Stephens) to serve in the role of lead director on a rotational basis. The non-management lead director chairs executive sessions of the Board conducted without management and, in consultation with the chairman, establishes the agendas for meetings of the Board of Directors. The executive sessions are held on a regular basis.

Communications with the Board of Directors

      Shareholders who wish to communicate with members of the Board, including the independent directors individually or as a group, may send correspondence to them in care of the Secretary at the Company’s principal offices, 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota 55402. Alternatively, the directors may be contacted via e-mail at boardofdirectors@xcelenergy.com. We currently do not intend to have the Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature and volume of the correspondence.

      The Company does not have a formal policy, but encourages each of its Board members to attend the Annual Meeting. Eleven of the twelve Board members attended the Annual Meeting in 2003.

BOARD STRUCTURE AND COMPENSATION

      As discussed above, our Board currently consists of twelve directors, eleven of whom are considered independent within the meaning of the listing standards of the New York Stock Exchange.

      The Board had the following four standing committees during 2003:

•	Audit

•	Finance

•	Governance, Compensation and Nominating

•	Operations and Nuclear

      The membership during 2003 and the function of each committee are described below. During 2003, the Board met 14 times and various committees of the Board met as indicated below. Each director attended at least 75% of the meetings of the Board and committees on which such director served during 2003.

Audit Committee

      Members: Roger R. Hemminghaus (Chair), Albert F. Moreno, Margaret R. Preska, Allan L. Schuman, and Rodney E. Slifer. All members of the Audit Committee are independent, as independence is defined in the listing standards of the New York Stock Exchange. The Board has determined that Roger Hemminghaus meets the Securities and Exchange Commission’s definition of audit committee financial expert.

      Number of meetings in 2003: 11

      The functions of the Audit Committee include, among other things:

•	Oversight of our financial reporting process, compliance with legal and regulatory requirements, and the independence and performance of internal and external auditors;

•	Review of the audited financial statements with management and the independent auditors;

•	Appointment of independent auditors;

•	Review with the independent auditors of the scope and the planning of the annual audit;

•	Review of findings and recommendations of the independent auditors and management’s response to the recommendations of the independent auditors; and

•	Preparation of the Audit Committee Report included in this proxy statement.

      The Audit Committee operates under a written Charter adopted by our Board of Directors. The Charter complies with the requirements of the Sarbanes-Oxley Act of 2002 and the listing standards of the New York Stock Exchange. The Charter will be reviewed and reassessed regularly to ensure continued compliance with these requirements. A copy of the Charter is attached as Appendix A.

Finance Committee

      Members: Douglas W. Leatherdale (Chair), C. Coney Burgess, A. Barry Hirschfeld, Margaret R. Preska, Allan L. Schuman, and W. Thomas Stephens.

      Number of meetings in 2003: 3

      The functions of the Finance Committee include, among others:

•	Oversight of corporate capital structure and budgets;

•	Oversight of financial plans and dividend policies;

•	Recommendations as to dividends;

•	Oversight of insurance coverage and banking relationships;

•	Oversight of investor relations; and

•	Oversight of risk management.

Governance, Compensation and Nominating Committee

      Members: W. Thomas Stephens (Chair), C. Coney Burgess, David A. Christensen, A. Barry Hirschfeld, Douglas W. Leatherdale, and A. Patricia Sampson. All members of the Governance, Compensation and Nominating Committee are independent, as independence is defined in the listing standards of the New York Stock Exchange.

      Number of meetings in 2003: 6

      The functions of the Governance, Compensation and Nominating Committee, include, among others:

•	Determination of Board organization, selection of director nominees and setting of director compensation;

•	Evaluation of performance of CEO and senior officers;

•	Approval of executive compensation, including incentives and other benefits;

•	Establishment of corporate governance procedures;

•	Review of corporate structure and policies with respect to human resource policies, corporate ethics, and long range planning and strategy; and

•	Preparation of the Compensation Committee Report included in this proxy statement.

      The Governance, Compensation and Nominating Committee operates under a written Charter adopted by our Board of Directors. The Charter is available for public viewing on our web site at www.xcelenergy.com, under the headings “About Us — Corporate Governance — Governance, Compensation and Nominating Committee Charter.”

      In considering individuals for nomination as directors, the Governance, Compensation, and Nominating Committee typically solicits recommendations from its current directors and is authorized to engage third party advisors, including search firms, to assist in the identification and evaluation of candidates. For 2004, the Committee hired Heidrick & Struggles, an international search firm, to help identify and facilitate the screening and interview process of director nominees. The search firm screened the candidates, conducted reference checks, prepared a biography for each candidate for the Committee to review and helped set up interviews. The Committee selected the nominees that best suit our needs. Mr. Richard H. Anderson, Mr. Richard C. Kelly and Mr. Ralph R. Peterson were initially recommended by the third party search firm, the chief executive officer of Xcel Energy and the third party search firm, respectively.

      In evaluating potential candidates, the Committee may consider such factors as it deems appropriate. These factors may include judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. While the Committee has not established any specific minimum qualifications for director nominees, the Committee believes that demonstrated leadership, as well as significant years of service, in an area of endeavor such as business, law, public service, related industry or academia, is a desirable qualification for service as a director of the Company.

      Any shareholder may make recommendations to the Governance, Compensation and Nominating Committee for membership on the Board by sending a written statement of the qualifications of the recommended individual to the Secretary of the Company at 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota 55402-2023. Such recommendations should be received by October 25,

2004 in order to be considered for the next year’s Annual Meeting. The Committee will evaluate candidates recommended by shareholders on the same basis as they evaluate other candidates.

Operations and Nuclear Committee

      Members: David A. Christensen (Chair), Roger R. Hemminghaus, Albert F. Moreno, A. Patricia Sampson, and Rodney E. Slifer.

      Number of meetings in 2003: 3

      The functions of the Operations and Nuclear Committee include, among others:

•	Oversight of nuclear and non-nuclear operations, electric and gas delivery and retail service operations;

•	Review of environmental compliance;

•	Review of safety and operations performance; and

•	Review of operational decisions and plans related to performance.

Directors’ Compensation for 2003

      The following table provides information on our compensation and reimbursement practices during 2003 for non-employee directors. The director who is employed by Xcel Energy, Mr. Wayne Brunetti, does not receive any compensation for his Board activities.

Annual Director Retainer	$33,600
Board Meeting Attendance Fees (per meeting)	$1,200
Telephonic Meeting Attendance Fees (per meeting)	$500
Committee Meeting Attendance Fees (per meeting)	$1,200
Additional Retainer for Committee Chair:
Governance, Compensation & Nominating Committee	$3,000
Operations & Nuclear Committee	$3,000
Audit Committee	$6,000
Finance Committee	$5,000
Stock Equivalent Units	$52,800

      We have had a Stock Equivalent Plan for Non-Employee Directors to more closely align directors’ interests with those of our shareholders. Under this Stock Equivalent Plan, directors may receive an annual award of stock equivalent units with each unit having a value equal to one share of our common stock. Stock equivalent units do not entitle a director to vote and are only payable as a distribution of whole shares of the Company’s common stock upon a director’s disability or termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. Additional stock equivalent units are accumulated upon the payment of and at the same value as dividends declared on our common stock. The approval of an amended and restated stock equivalent plan is one of the matters to be considered at this Annual Meeting and additional details regarding this amended and restated plan are described below under Proposal No. 3.

      On June 12, 2003, non-employee directors of Xcel Energy received an award of 3,415.27 stock equivalent units representing approximately $52,800 in cash value. Additional stock equivalent units were accumulated during 2003 as dividends were paid on our common stock. The number of stock equivalents for each non-employee director is listed in the share ownership chart which is set forth below.

      Directors also may participate in a deferred compensation plan which provides for deferral of director retainer and meeting fees until after retirement from the Board. A director may defer director retainer and meeting fees into the Stock Equivalent Plan. A director who elects to defer compensation under this plan may receive a premium of 20% of the compensation that is deferred.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1
PROPOSAL TO AMEND OUR BYLAWS TO ELIMINATE
THE CLASSIFICATION OF THE BOARD OF DIRECTORS

Introduction

      Section 2 of Article 2 of our bylaws requires, among other things, that directors will be elected to hold office until the third succeeding annual meeting. This results in our having staggered terms of office for our directors such that one-third of the directors are elected each year. Section 3 of Article 2 of our bylaws also contains corresponding references to classification of directors. Article VII of our articles of incorporation requires that any change to our bylaws that affects the term of office of the directors must be approved by our shareholders.

      While your Board recognizes that staggered terms can promote continuity and stability in the Board’s business strategies and policies, it has concluded that these goals can also be met when directors have one-year terms. The Board also recognizes that annual elections are consistent with its views on good corporate governance and the views of a majority of our shareholders, as expressed to us by the vote on the shareholder proposal at last year’s Annual Meeting. On December 10, 2003, your Board unanimously approved the amendments set forth below. It is important to note that approval of these amendments will not shorten the term of any incumbent director. Instead, if the amendments are approved, beginning with the directors elected at this Annual Meeting, they would be elected for one-year terms as their terms expire.

Bylaw Amendments

      Current Provision. Section 2, Article 2 of the bylaws currently reads as follows:

Section 2. A director shall hold office until the next annual meeting of the shareholders and until his successor is elected and qualifies. At the annual meeting of shareholders in 1974, the Board of Directors of the Company shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. Directors in Class I shall be elected to hold office until the next succeeding annual meeting; directors in Class II shall be elected to hold office until the second succeeding annual meeting; and directors in Class III shall be elected to hold office until the third succeeding annual meeting, and, in each of the foregoing cases, until their respective successors are duly elected and qualify. At each subsequent annual meeting of shareholders, the successors to the class of directors whose term shall then expire shall be elected by the shareholders to hold office until the third succeeding annual meeting, and until their respective successors are duly elected and qualify. If, at any meeting of shareholders, commencing with the annual meeting of shareholders in 1974, due to the initiation of the classified method of electing directors or due to a vacancy or vacancies on the Board of Directors, or otherwise, directors of more than one class are to be elected, each class of directors to be elected at the meeting shall be nominated and voted for in a separate election.

      Proposed Amendment. Section 2, Article 2, will be amended, if approved by you, so as to read in its entirety as follows:

Section 2. From and after the annual meeting of shareholders in 2004, a director shall hold office until the next annual meeting of the shareholders and until his successor is elected and qualifies, subject to earlier death, disqualification, resignation or removal.

Notwithstanding the foregoing, each director elected prior to the annual meeting of shareholders in 2004 shall hold office until the expiration of his then current term and until his successor is elected and qualifies, subject to earlier death, disqualification, resignation or removal.

      Conforming Amendment. Section 3, Article 2, of the bylaws will be amended, if approved by you, so as to read in its entirety as follows (deletions are indicated by strike-out):

Section 3. During the intervals between annual meetings the number of directors may be increased, and may be decreased by the number of vacancies then existing, by the Board of Directors, within the limitations of Section 1 of this Article, and in case of any such increase the Board may fill the vacancies so created ~~but in such event there shall be no classification of the additional directors until the next annual meeting of the shareholders.~~ No decrease in the Board shall shorten the term of any incumbent director.

Vote Required

      A majority of the voting power of the shares present in person or by proxy and entitled to vote is required to approve the amendments. Abstentions from voting on this matter are treated as votes against, while broker nonvotes are treated as shares not present and entitled to vote. Proxies solicited by the Board of Directors will be voted in favor of the amendments unless a different vote is specified.

      The Board of Directors recommends a vote “For” the approval of the amendments to the bylaws. Proxies solicited by the Board of Directors will be voted “For” the approval of the amendments unless a contrary vote is specified.

PROPOSAL NO. 2
ELECTION OF DIRECTORS

Number of Nominees, Classification and Voting

      Our bylaws currently divide the Board into three classes. Each class is to be as equal in number as possible and is to have a staggered term of office so that one class of directors will be elected at each annual meeting for a term of three years. There are currently twelve directors. The four directors currently comprising Class III have a term of office that expires at the 2004 Annual Meeting. Mr. Rodney Slifer, a member of Class III, will retire from the Board effective at this year’s Annual Meeting. Three of the four directors in Class I are continuing to serve until the 2005 Annual Meeting and the four directors in Class II are continuing to serve until the 2006 Annual Meeting. Mr. Allan Schuman, a current member of Class I, will retire from the Board effective at this year’s Annual Meeting. In addition, the Board has determined to increase the size of the Board from twelve to thirteen members. Accordingly, six individuals are being nominated for election at this year’s Annual Meeting, four to fill the terms of the Class III directors that are expiring at this year’s Annual Meeting, one to fill Mr. Schuman’s place in Class I, and an additional director to fill the spot created by the increase in the size of the Board.

      As discussed above under Proposal No. 1, the Board of Directors has approved and recommended that the shareholders approve amendments to the bylaws that will have the effect of eliminating the classification of the Board of Directors. If approved by the shareholders, this amendment would be implemented so that it would not affect the unexpired terms of the directors in Class I or II, but beginning with the directors being elected at this Annual Meeting, as the directors’ terms expire, they would then be elected for one-year terms. Because we do not know, at the time of printing this proxy statement, whether the proposed amendment will be approved, we are presenting two alternative methods for the election of the six directors — one alternative, which assumes the proposal is adopted, calls for all six nominees to be elected to one-year terms; the second alternative, which assumes the proposal is not adopted, calls for four nominees to be elected to three-year terms in Class III, one nominee to be elected to complete the remaining one year in Class I and one nominee to be elected to complete the remaining two years in Class II.

      If the proposal to eliminate the classification of directors is approved by the shareholders at this Annual Meeting, the following six individuals are the nominees to be elected to serve until the 2005 Annual Meeting and their successors are elected: Richard H. Anderson, David A. Christensen, Richard C. Kelly, Ralph R. Peterson, Dr. Margaret R. Preska, and W. Thomas Stephens. Mr. Christensen, Dr. Preska and Mr. Stephens are currently directors of the Company.

      If the proposal to eliminate the classification of directors is not approved by the shareholders at this Annual Meeting, the following four individuals are the nominees to be elected to the Board to serve in Class III until their terms expire at the 2007 Annual Meeting or until their successors are elected and qualified: Richard H. Anderson, David A. Christensen, Dr. Margaret R. Preska, and W. Thomas Stephens. All nominees for election to the Board to Class III except Richard H. Anderson are currently directors of the Company. The following individual is the nominee to be elected to the Board to replace Mr. Schuman and to complete Mr. Schuman’s term in Class I: Ralph R. Peterson. The following individual is the nominee to be elected to the Board to Class II to fill the vacancy created by the increase in the size of the Board: Richard C. Kelly.

      The persons named as proxies intend to vote the proxies for the election of the nominees to the Board. If any of the nominees should be unavailable to serve as a director by an event which is not anticipated, the persons named as proxies reserve full discretion to vote for any other persons who may be nominated.

      You are entitled to vote cumulatively for the election of directors. This means that you are entitled to a number of votes equal to the number of votes entitled to be cast with respect to the shares held by you multiplied by the number of directors to be elected. You may cast all your votes for one nominee or distribute your votes among the nominees in that particular class. The election of each director shall be decided by majority vote. With respect to the election of the nominated directors, the persons named as proxies reserve the right to cumulate votes represented by proxies which they receive and to distribute such votes among one or more of the nominees at their discretion.

Information as to Nominees and Continuing Directors

      The nominees and continuing directors, their ages, principal occupations or positions, experience, and the year first elected as a director of the Company, are shown on the following pages.

      None of the nominees or continuing directors are related to each other or to any other nominee or to any executive officer of the Company or its subsidiaries by blood, marriage, or adoption.

      Except for Mr. Brunetti and Mr. Kelly, no nominee or incumbent director has been an employee of the Company within the past five years.

      The Board of Directors recommends a vote “FOR” the election to the Board of the following nominees. Proxies solicited by the Board of Directors will be voted “FOR” the nominees unless a contrary vote is specified.

Nominees for Directors for Terms Expiring in 2005*

Director since 1976	David A. Christensen, age 69, served as President and Chief Executive Officer of Raven Industries, Inc., Sioux Falls, South Dakota, an industrial manufacturer that provides electronics manufacturing services, reinforced plastic sheeting and flow control devices in various markets from 1971 until his retirement in August 2000 and continues as a director. He received his bachelor’s degree in industrial engineering from South Dakota State University. Mr. Christensen also serves as a director of Medcomp Software, Inc., Colorado Springs, Colorado, and served as a director of Wells Fargo & Co., San Francisco, California, until April 2003.
Director since 1980	Dr. Margaret R. Preska, age 66, is a historian and President Emerita of Minnesota State University, Mankato. She also is owner, President and Chief Executive Officer of Build a Bike, Inc. com, an Internet-based instructional business. Dr. Preska is a member of the board of directors of Milkweed Editions Publishing Co., a literary and educational publisher. Dr. Preska earned a bachelor of science degree at the State University of New York-Brockport. She earned a master’s degree at The Pennsylvania State University and a Ph.D. at Claremont Graduate University.

*	This assumes the proposal to amend the bylaws to eliminate the classification of the Board of Directors is approved. If the proposal is not approved, Mr. Anderson, Mr. Christensen, Dr. Preska and Mr. Stephens will be elected to Class III for terms expiring in 2007, Mr. Kelly will be elected to Class II for a term expiring in 2006 and Mr. Peterson will be elected to Class I for a term expiring in 2005.

Director since 2000	W. Thomas Stephens, age 61, is retired Chief Executive Officer of MacMillan Bloedel Ltd., a forest products company with headquarters in Vancouver, British Columbia. Mr. Stephens served on the NCE board of directors from 1997 until 2000 and on the board of directors of Public Service Company of Colorado from 1989 until 1997. Mr. Stephens is on the boards of directors of TransCanada Pipeline, Norske Canada Ltd., Qwest Communications International Inc., and is a trustee of The Putnam Funds. Mr. Stephens earned his bachelor’s and master’s degrees in industrial engineering from the University of Arkansas.
Richard H. Anderson, age 48, is the Chief Executive Officer and a director of Northwest Airlines Corporation and its principal subsidiary, Northwest Airlines, Inc. Mr. Anderson has served as the Chief Executive Officer of Northwest Airlines since 2001. From 1998 to 2001 he served as Chief Operating Officer of Northwest Airlines. Mr. Anderson also currently serves on the board of directors of Medtronic Corporation and Minnesota Mutual Companies Group. Mr. Anderson is a trustee for the Henry Ford Museum and Greenfield Village in Dearborn, Michigan. In addition, Mr. Anderson is a director of the Minnesota Business Leadership Network, and a board trustee of Hamline University in St. Paul. Mr. Anderson received a bachelor’s degree from the University of Houston and law degree from South Texas College.

Richard C. Kelly, age 57, is the President and Chief Operating Officer of Xcel Energy since October 2003. Previously, Mr. Kelly was Vice President and Chief Financial Officer of Xcel Energy from August 2002 to October 2003 and President, Enterprises of Xcel Energy from August 2000 to August 2002. Mr. Kelly also served as Executive Vice President and Chief Financial Officer for NCE from 1997 to August 2000 and Senior Vice President of Public Service Company of Colorado from 1990 to 1997. Mr. Kelly is also a Director of Northern States Power Company, Minnesota, Northern States Power Company, Wisconsin, Southwestern Public Service Company and Public Service Company of Colorado, all subsidiaries of Xcel Energy. Mr. Kelly was also the President and Chief Operating Officer of NRG Energy, Inc., a former subsidiary of Xcel Energy, from June 6, 2002 until May 14, 2003 and a Director of NRG from June 2000 until May 14, 2003. In May 2003, NRG and certain of NRG’s affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code to restructure their debt. NRG emerged from bankruptcy on December 5, 2003. He is also a board member of the Minneapolis Downtown Council. Mr. Kelly received his master’s degree and a bachelor’s degree in accounting from Regis University. He attended the University of Colorado’s Executive Education Conference and the University of Michigan’s Public Utility Executive Program.

Ralph R. Peterson, age 59, is the Chairman, President and Chief Executive Officer of CH2M Hill Companies, Ltd., a global engineering and construction project delivery company. He has served in this capacity and as a director since 2000. Prior to that he served as President and Chief Executive Officer of CH2M Hill Companies, Ltd. since 1991. Mr. Peterson also serves as a director of StanCorp Financial Group, Meridian Institute, Colorado Energy Science Center, and Yale University Engineering Advisory Board. He is a member of the World Economic Forum and a co-founder of the Colorado Business Alliance. Mr. Peterson received a bachelor’s degree in civil engineering from Oregon State and a master’s degree in environmental engineering from Stanford University.

Directors in Class II whose Terms Expire in 2006:

Director since 2000	Wayne H. Brunetti, age 61, is Chairman and Chief Executive Officer of Xcel Energy Inc. He has served as Chairman since August 18, 2001 and as Chief Executive Officer from August 18, 2000. From August 18, 2000 until October 2003, he also served as President of Xcel Energy Inc. Mr. Brunetti also serves as an executive officer and director of many of our subsidiaries, including Northern States Power Company, Minnesota, Public Service Company of Colorado, Southwestern Public Service Company and Northern States Power Company, Wisconsin. From March 1, 2000 until the completion of the merger between NSP and NCE that formed Xcel Energy in 2000, he served as Chairman, President and Chief Executive Officer of NCE and as a director and officer of several of NCE’s subsidiaries. From August 1997 until March 1, 2000, Mr. Brunetti was Vice Chairman, President and Chief Operating Officer of NCE. Mr. Brunetti was the acting Chief Executive Officer of NRG Energy, Inc. from June 6, 2002 until May 14, 2003 and a director of NRG from June 2000 until May 14, 2003. In May 2003, NRG and certain of NRG’s affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code to restructure their debt. NRG emerged from bankruptcy on December 5, 2003. Mr. Brunetti has been active in various non-profit organizations. Currently he serves as a vice chairman of Edison Electric Institute and serves on its board. Formerly, he was vice chairman and served on the board of Medic Alert Foundation. He is on the board of directors of the Capital City Partnership, the Minnesota Orchestral Association and the Minnesota Business Partnership. He also serves on the advisory board of the Juran Center, the Metropolitan Economic Development Association and the National Petroleum Council. Mr. Brunetti holds a bachelor of science degree in business administration from the University of Florida. He is a graduate of the Harvard Business School’s Program for Management Development.

Director since 2000	Roger R. Hemminghaus, age 67, is Chairman Emeritus of Ultramar Diamond Shamrock Corp., a petroleum refining and marketing company in San Antonio. Mr. Hemminghaus served on the board of directors of NCE from 1997 until 2000 and on the board of directors of Southwestern Public Service Company from 1994 until 1997. He is on the boards of directors of Luby’s, Inc., CTS Corporation and Tandy Brands Accessories Corp. Mr. Hemminghaus is Chairman of the Southwest Research Institute. He is former Chairman of the Federal Reserve Bank of Dallas. He is regent and immediate past board Chairman of Texas Lutheran University. Mr. Hemminghaus earned a B.S. degree in chemical engineering from Auburn University and has done graduate work in business and nuclear engineering.

Director since 1991	Douglas W. Leatherdale, age 67, is the retired Chairman and Chief Executive Officer of The St. Paul Companies, Inc., an insurance organization. Mr. Leatherdale also serves as a director of United HealthCare Group, the International Insurance Society and The Minnesota Orchestral Association. Mr. Leatherdale earned a bachelor’s degree from United College, Winnipeg, Manitoba. He is a lifetime director of the University of Minnesota Foundation and also serves as a director of the University of Winnipeg Foundation, Winnipeg, Canada.

Director since 1985	A. Patricia Sampson, age 55, is Chief Executive Officer and President of The Sampson Group, Inc., a management development and strategic planning consulting business. She also is chairperson of World Alive Ministries. Ms. Sampson received a master’s degree from the University of Pennsylvania and a bachelor’s degree from Youngstown State University. She is currently working toward a doctorate degree in ministry at Bethel Seminary.

Directors in Class I whose Terms Expire in 2005:

Director since 2000	C. Coney Burgess, age 66, is Chairman of the board of directors of Herring Bank, in Amarillo, Texas. He is a director, chairman and president of Monarch Trust Company in Amarillo, Texas, and a director of Chain-C, Inc. He also is a self-employed rancher in the Texas Panhandle. Mr. Burgess served on the board of directors of NCE from 1997 until 2000 and on the board of directors of Southwestern Public Service Company from 1994 until 1997. In addition, Mr. Burgess is a director of the American Quarter Horse Association, Texas and Southwestern Cattle Raisers Association and the Harrington Cancer Center. Mr. Burgess received his B.S. and B.A. degrees from Mississippi State University, majoring in geology and pre-law.
Director since 2000	A. Barry Hirschfeld, age 61, is President of A.B. Hirschfeld Press, Inc., a commercial printing company. Mr. Hirschfeld served on the board of directors of NCE from 1997 until 2000 and on the board of directors of Public Service Company of Colorado from 1988 until 1997. Mr. Hirschfeld serves on the board of directors of Digital Reliance, Inc., the Rocky Mountain Multiple Sclerosis Center, and the National Jewish Center. He is on the board of trustees for the Denver Area Council of the Boy Scouts of America, and is a lifetime trustee of the Denver Metro Convention and Visitors Bureau. He also is Executive Vice President of the Mile Hi Stadium Club; and on the executive committee of the Colorado Concern. He received his M.B.A. degree from the University of Denver and a B.S. degree in business administration from California State Polytechnic University.
Director since 2000	Albert F. Moreno, age 60, is Senior Vice President and General Counsel of Levi Strauss & Co., a brand name apparel manufacturer. He has held this position since 1996. Mr. Moreno served on the board of directors of NCE from 1999 until 2000. Mr. Moreno is the chairman and member of the board of trustees of the Rosenberg Foundation. Formerly he was vice chairman and member of the board of trustees of the Levi Strauss Foundation, chairperson and member of the board of trustees of the Tomás Rivera Policy Institute, director of the National Association of Latino Elected and Appointed Officials (NAELO) Education Fund, member of the board of trustees of the Mexican Museum, chairperson of the National Hispanic Corporate Council and former member and vice president of the board of trustees of the University of California at Berkeley School of Law (Boalt Hall) Alumni Association. Mr. Moreno received a bachelor’s degree in economics from San Diego State University, a degree in Latin American Economic Studies from the Universidad de Madrid and his law degree from the University of California at Berkeley School of Law.

PROPOSAL NO. 3
PROPOSAL TO APPROVE THE
STOCK EQUIVALENT PLAN FOR NON-EMPLOYEE DIRECTORS
OF XCEL ENERGY

Introduction

      The Board of Directors initially adopted a stock-equivalent plan for non-employee directors in 1996. The original plan contemplated that non-employee directors would receive annual discretionary grants of stock equivalent units (with each unit having a value equal to one share of our common stock) and, if the directors elected to defer director retainer and meeting fees, they would receive stock equivalent units equal in value to the deferred compensation, plus a discretionary grant of a 20% premium. The stock equivalent units were payable in stock upon disability or termination of service as a director and were funded by us through open market purchases of our stock. This original plan was not required to be, and was not, submitted to our shareholders for approval.

      On December 10, 2003, our Board of Directors amended and restated the Stock Equivalent Plan for Non-Employee Directors of Xcel Energy (as so amended and restated, the “Plan”) effective January 1, 2004 (the “effective date”), subject to shareholder approval, as now required by the rules of the New York Stock Exchange.

      The Board believes that approval of the Plan is in the best interests of the Company and its shareholders because it links a portion of the directors’ compensation to the performance of the Company.

      The full text of the Plan is attached to this proxy statement as Appendix B. Because the following discussion is a summary and does not cover all aspects of the Plan, shareholders may wish to review Appendix B in its entirety.

Purpose

      The purposes of the Plan are:

•	to enable a portion of the compensation of each non-employee director to be tied to the performance of our common stock; and

•	to permit each director to defer receipt of all or a portion of his or her retainer, board or committee meeting fees.

Administration

      The Plan will be administered by a committee, composed of those management members of the Company selected by the Board from time to time. None of such committee members are eligible to participate in the Plan. As of the effective date of the Plan, the Board has designated the Chairman of the Board, the President, the Chief Financial Officer and the Secretary as members of the committee. The committee has authority to construe and interpret the terms of the Plan and to establish any rules and procedures as it deems necessary or advisable.

      Awards under the Plan will be determined by the Board. The Board may amend or terminate the Plan, subject to the conditions discussed below.

Number of Shares

      A maximum of 750,000 stock equivalent units (or 750,000 shares of common stock) may be issued under the Plan with respect to awards or deferrals made on or after January 1, 2004 and dividends credited on such awards and deferrals. Any such stock equivalent units that are settled for cash or are canceled or forfeited for any reason will not be counted in applying this limitation. If there is a stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolida-

tion, split-up, spin-off, combination, exchange of our common stock, warrant or rights offering to purchase our common stock at a price substantially below fair market value or other similar corporate event, the Board will adjust appropriately the number and kind of stock equivalent units which have been or may thereafter be awarded or credited under the Plan.

Eligibility

      All non-employee directors of the Company are eligible to participate in the Plan. The Board of Directors has discretion to determine which non-employee directors, if any, will receive discretionary awards (as described below) under the Plan. Any non-employee director may elect to defer director retainer and meeting fees into the Plan. While the persons who will participate in the Plan and receive awards under the Plan in future years and the amounts of such awards cannot be determined at this time, there are currently 11 non-employee directors, and, under the current articles and bylaws, in any given year there could be up to 15 non-employee directors.

Awards

      Discretionary Awards. Subject to the overall share limitation discussed above, the Board may make discretionary awards to participants from time to time in such amounts as the Board determines in its sole discretion. Each discretionary award may contain terms, restrictions and conditions as the Board may determine that are not inconsistent with the Plan. These discretionary awards may be made to participants’ accounts in stock equivalent units or as a dollar amount (which will be converted into stock equivalent units equal to the number of shares of our common stock, to three decimal places, that could be purchased on such award date, at a price per share equal to the average of the high and low sale price of our common stock on the New York Stock Exchange for that date).

      While, as noted above under “Eligibility”, the amount of future discretionary awards cannot be determined at this time, discretionary awards under the original plan have included each year a grant to each non-employee director of a specified number of stock equivalent units as determined by the Board for the year plus a grant of a 20% premium on the amount of director retainer and meeting fees deferred into the original plan by the non-employee director for the year.

      Deferral Awards. Subject to the overall share limitation discussed above, a director may elect to receive deferral awards in lieu of all or a portion of his or her director retainer or meeting fees. Deferral awards will be made to a participant’s account as of the date such fees would have been paid, in a dollar amount equal to the amount of fees the director has elected to defer, and will be converted as of the award date into stock equivalent units in the same manner as discussed above under the caption “Discretionary Awards.” If a director wishes to defer director retainer or meeting fees for a calendar year, he or she must make an election prior to the beginning of that calendar year. If an individual becomes a director after the first day of the calendar year, he or she must make a deferral election within 30 days after becoming a director. Once made, a deferral election will continue in effect until the director’s termination of service or, if the director provides written notice of his or her intention to discontinue or change the deferral election, the end of the calendar year in which such written notice is received by the corporate secretary of the Company.

      Crediting of Dividends and Stock Splits. Each participant’s account under the Plan will be credited, subject to the overall share limitation discussed above, with additional stock equivalent units when we pay dividends in cash or property (other than a stock dividend) on our common stock. The amount of additional stock equivalent units credited will equal (x) the per share dollar amount of the fair market value of the cash or property so distributed multiplied by the number of stock equivalent units in the participant’s account on the record date for such distribution, divided by (y) the average of the high and low sales price for our common stock on the New York Stock Exchange on such date.

      If we issue a stock dividend or engage in a stock split, each participant’s account will be appropriately adjusted. If we are a party to a consolidation, merger or share exchange and, as a result, our common stock is converted into stock or other securities of the other entity, each participant’s stock equivalent units will be converted into the appropriate number of stock equivalent units of the other entity.

      Form and Timing of Payment. Unless the committee determines to accelerate payment upon a participant’s disability, payment of the awards will only be made following termination of service as a director. Awards will be payable only in whole shares of our common stock equal to the number of whole units of stock equivalents credited to a participant’s account, plus cash for any fractional stock equivalent unit. With respect to stock equivalent units attributable to awards made prior to December 31, 1997, awards will be payable, in a single distribution, to the participant or his or her beneficiary within 90 days after termination of service. For all other stock equivalent units, the participant may select the method of distribution (i.e., lump sum or installments). This distribution election must be made at the time provided for in the Plan and, once made, is irrevocable. Upon request, the Company will reimburse a participant for any brokerage and other transactional expenses incurred by the participant for the sale of distributed shares, provided that the request and sale occur within one year after the participant receives the distribution.

      Shares of our common stock distributed under the Plan will be from shares purchased on the open market or, in respect of shares attributable to awards or deferrals made on or after January 1, 2004, from authorized but unissued shares of our common stock or shares purchased on the open market, as determined by the Board. In no event may the number of authorized but unissued shares distributed under the Plan exceed 750,000 shares as such number may be adjusted in a manner similar to that described above under the caption “Number of Shares” to reflect corporate events.

Rights of Participants

      The Plan is a non-qualified plan, and participants are unsecured creditors of the Company with respect to amounts owed to them by the Company under the Plan. Subject to the provisions of the applicable award, a participant does not have any rights as a shareholder with respect to any shares of our common stock to be distributed under the Plan until a certificate for our stock is issued upon distribution. No person will have a claim or right to be granted an award, and the grant of an award will not be construed as giving a participant the right to be reelected or retained as a director of the Company.

Amendment

      The Board of Directors generally may amend, suspend or terminate the Plan or any portion of the Plan at any time. However, no such amendment or modification may adversely affect any prior awards or rights of participants under the Plan, and no amendment may be made without shareholder approval, if such approval would be required under the rules of the stock exchange upon which our shares are listed. Currently, such stock exchange rules would require shareholder approval if the amendment would materially increase the maximum number of stock equivalent units that may be awarded (other than to reflect adjustments for corporate events as described above under the caption “Number of Shares”), expand the type of awards available or materially expand the class of persons eligible to participate in the Plan.

Federal Income Tax Consequences

      The following discussion is intended only as a brief discussion of the federal income tax rules relevant to awards made under the Plan. The laws governing the tax aspects of awards are highly technical and such laws are subject to change. The following discussion does not describe state or local tax consequences of awards under the Plan.

      No income generally will be recognized for federal income tax purposes upon the crediting of either discretionary or deferral awards to participants under the Plan or stock equivalent units attributable to dividends or stock splits. Upon payment under the Plan following a participant’s termination of service or otherwise, the recipient will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of our common stock received.

      To the extent that a recipient recognizes ordinary income in the circumstances described above, we will be entitled in the year of payment to a deduction provided that, among other things, the income meets the tests of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.

New Plan Benefits

      It cannot be determined at this time what amounts, if any, will be received by or allocated to any persons or group of persons under the Plan if such Plan is approved. Such determinations are subject to the discretion of the Board.

      Discretionary and deferral awards were made under the original plan for 2003. Such awards, which included a discretionary award of 3415.27 stock equivalent units to each non-employee director, are set forth below.

Stock Equivalent Plan for Non-Employee Directors of Xcel Energy

Name and Position	Dollar Value ($)	Number of Units

Wayne H. Brunetti, Chief Executive Officer	0	0
Richard C. Kelly, President and COO	0	0
Gary R. Johnson, Vice President and General Counsel	0	0
Paul J. Bonavia, President, Commercial Enterprises	0	0
Patricia K. Vincent, President, Customer & Field Operations	0	0
James T. Petillo, Former President, Energy Delivery	0	0
Executive officers as a group (13 persons)	0	0
Non-Executive Directors as a group (11 persons)	$1,121,520	74,013.79
Non-Executive Officer Employees as a group	0	0

      Vote Required. The affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required for approval of the Plan. Abstentions from voting on this matter are treated as votes against, while broker non-votes are treated as shares not present and entitled to vote. Proxies solicited by the Board of Directors will be voted in favor of the proposal unless a different vote is specified. Unless the Plan is approved at the Annual Meeting, no further discretionary or deferral awards will be granted under the Plan on or after the date of the Annual Meeting.

      The Board of Directors recommends a vote “For” the approval of the Plan. Proxies solicited by the Board of Directors will be voted “For” the approval of the Plan.

COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth information concerning beneficial ownership of our common stock as of March 22, 2004, for: (a) each director and the nominees for director; (b) named executive officers set forth in the Summary Compensation Table; and (c) the directors and executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. None of the individuals listed in the Beneficial Ownership Table below owned more than 0.27% of Xcel Energy’s common stock. None of these individuals owns any shares of Xcel Energy’s preferred stock.

Beneficial Ownership Table

			Options
Name and Principal Position of			Exercisable	Restricted
Beneficial Owner	Common Stock	Stock Equivalents	Within 60 Days	Stock(3)	Total

Wayne H. Brunetti	126,734.59	13,518.80	692,850.00	246,395.12	1,079,498.51
Chairman of the Board and Chief
Executive Officer
Richard H. Anderson	300.00	—	—	—	300.00
Nominee for Director
C. Coney Burgess	8,986.62	19,059.05	—	—	28,045.67
Director
David A. Christensen	1,000.00	44,089.52	—	—	45,089.52
Director
Roger R. Hemminghaus	6,602.38	28,510.51	—	—	35,112.89
Director
A. Barry Hirschfeld	13,886.09	21,693.77	—	—	35,579.86
Director
Douglas W. Leatherdale	1,100.00	42,819.86	—	—	43,919.86
Director
Albert F. Moreno	2,325.00	27,870.00	—	—	30,195.00
Director
Ralph R. Peterson	—	—	—	—	—
Nominee for Director
Margaret R. Preska	1,300.00	31,311.10	—	—	32,611.10
Director
A. Patricia Sampson	1,310.76	28,631.52	—	—	29,942.28
Director
Allan L. Schuman	200.00	27,306.86	—	—	27,506.86
Director
Rodney E. Slifer	18,783.13	32,123.49	—	—	50,906.62
Director
W. Thomas Stephens	11,513.77	28,472.29	—	—	39,986.06
Director
Richard C. Kelly(1)	35,566.88	4,449.21	224,750.00	62,660.89	327,426.98
President and COO and Nominee
for Director
Gary R. Johnson	20,673.28	—	100,365.00	35,570.75	156,609.03
Vice President and General
Counsel
Paul J. Bonavia	11,526.51	1,510.46	186,000.00	35,114.76	234,151.73
President, Commercial Enterprises
Patricia K. Vincent	4,268.65	2,079.46	37,200.00	31,009.76	74,557.87
President, Customer and Field
Operations

			Options
Name and Principal Position of			Exercisable	Restricted
Beneficial Owner	Common Stock	Stock Equivalents	Within 60 Days	Stock(3)	Total

J.T. Petillo	16,039.15	—	112,530.00	31,465.75	160,034.90
Former President, Energy
Delivery(2)
Directors and Executive Officers as	406,214.60	361,704.86	1,719,767.00	576,491.88	3,064,178.34
a group (27 persons)

(1)	Mr. Kelly’s wife owns 407.84 of these shares and 4,497 of these shares are held in a trust for which Mr. Kelly serves as trustee. Mr. Kelly disclaims beneficial ownership of these shares.

(2)	Mr. Petillo retired in August 2003.

(3)	Includes performance-based restricted stock units, which vest on March 29, 2004, in the following amounts: Mr. Brunetti, 196,427.96; Mr. Kelly, 60,986.97; Mr. Johnson, 35,570.75; Mr. Bonavia, 35,114.76; Ms. Vincent, 31,009.76; and Mr. Petillo, 31,465.75.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our stock. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. We believe that during 2003, all of our officers and our directors subject to such reporting obligations have satisfied all Section 16(a) filing requirements. In making this statement, we have relied upon examination of the copies of Forms 3, 4, and 5 and the written representations of our directors and executive officers.

EXECUTIVE COMPENSATION

      The following tables set forth cash and non-cash compensation for each of the last three fiscal years ended December 31, 2003, for the Company’s Chief Executive Officer, each of the four next most highly compensated executive officers serving as officers at December 31, 2003 and one former officer who would have been among such four next most highly compensated executive officers but for the fact that he was not serving as an officer at December 31, 2003 (collectively, the “Named Executive Officers”). As set forth in the footnotes, the data presented in this table and the tables that follow include amounts paid to the Named Executive Officers in 2003 by Xcel Energy or any of its subsidiaries.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

						Number of
						Securities
					Restricted	Underlying
				Other Annual	Stock	Options	LTIP	All Other
				Compensation	Awards	and	Payouts	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	($)(2)	($)(3)	SAR’s (#)	($)(4)	($)(5)

Wayne H. Brunetti	2003	1,065,000	1,175,542	3,288	—	—	—	217,841
Chairman and Chief	2002	1,065,000	—	9,836	—	—	—	95,832
Executive Officer	2001	895,000	953,873	9,267	—	—	902,271	81,360
Richard C. Kelly	2003	532,361	1,000,000	2,127	—	—	—	89,850
President and COO*	2002	510,000	—	3,814	—	—	—	45,917
	2001	425,417	338,588	1,208	—	—	269,633	39,077
Gary R. Johnson	2003	390,000	500,000	1,091	—	—	—	17,589
Vice President and	2002	390,000	—	1,329	—	—	—	26,656
General Counsel	2001	340,000	236,656	3,934	—	—	175,206	27,640
Paul J. Bonavia	2003	385,000	264,405	11,198	—	—	—	110,333
President,	2002	385,000	—	3,956	—	—	—	9,278
Commercial Enterprises	2001	350,000	262,920	15,416	—	—	180,338	16,503
Patricia K. Vincent	2003	368,333	283,235	3,806	—	—	—	34,993
President, Customer &	2002	340,000	—	2,982	—	—	—	13,780
Field Operations	2001	266,370	186,396	12,137	—	47,000	69,877	7,683
James T. Petillo	2003	230,000	—	4,063	—	—	—	2,813,665
Former President, Energy	2002	345,000	—	1,617	—	—	—	15,157
Delivery**	2001	316,250	200,463	12,978	—	—	149,408	15,562

*	Elected as President and Chief Operating Officer (COO) effective October 2003.

**	Retired effective August 2003.

(1)	The amounts in this column represent awards earned under the Xcel Energy Executive Annual Incentive Award program. For Mr. Brunetti, the amounts for 2003 include the value of 40,535 shares of restricted common stock he received in lieu of a portion of the cash payment to which he was otherwise entitled under the Xcel Energy Executive Annual Incentive Award program. For Mr. Bonavia, the amount for 2003 includes the pre-tax value of 7,977 shares of common stock he received in lieu of a portion of the cash payment to which he was otherwise entitled under the Xcel Energy Executive Annual Incentive Award program. For Mr. Brunetti, Mr. Kelly and Mr. Petillo, the amounts for 2001 include the value of 25,068, 4,449 and 10,536 shares, respectively, of restricted common stock they received in lieu of a portion of the cash payments to which they were otherwise entitled under the Xcel Energy Executive Annual Incentive Award program. For Mr. Bonavia, the amount for 2001 includes the pre-tax value of

3,023 shares of common stock he received in lieu of a portion of the cash payment to which he was otherwise entitled under the Xcel Energy Executive Annual Incentive Award program.

(2)	The amounts shown include reimbursements for taxes on certain personal benefits, including perquisites received by the named executives.

(3)	At December 31, 2003, Messrs. Brunetti and Kelly held shares of restricted stock. As of December 31, 2003, Mr. Brunetti held 25,245.98 and Mr. Kelly held 3,312.14 shares of restricted stock with an aggregate value of $428,677 and $56,240, respectively. Restricted stock vests in three equal annual installments and the holders are entitled to receive dividends at the same rate as paid on all other shares of common stock. The dividends are reinvested in additional shares of stock which is also restricted for the same periods as the underlying restricted stock on which the dividends are paid.

(4)	The amounts shown for 2001 include cash payments made under the Xcel Energy Long-term Incentive Program. No amounts were paid under such Program for 2002 or 2003. No performance cash awards under the NCE Value Creation Plan for Messrs. Brunetti, Kelly, Bonavia, Petillo and Ms. Vincent were paid during 2001 or 2002.

(5)	The amounts represented in the “All Other Compensation” column for the year 2003 for the Named Executive Officers include the following:

			Value of the
			remainder of	Imputed
			insurance	Income	Earnings
			premiums paid	as a result	Accrued
		Contributions	by the Company	of the Life	under
	Company	to the	under the	Insurance	Deferred
	Matching 401(k)	Non-Qualified	Officer Survivor	paid by the	Compensation	Severance		Total
Name	Contributions ($)	Savings Plan ($)	Benefit Plan ($)	Company ($)	Plan ($)	Payments ($)		($)

Wayne H. Brunetti	8,000	34,600	n/a	5,337	169,904	—		217,841
Richard C. Kelly	8,000	13,294	n/a	2,550	66,006	—		89,850
Gary R. Johnson	1,400	—	179	2,142	13,868	—		17,589
Paul J. Bonavia	8,000	7,400	n/a	1,324	93,609	—		110,333
Patricia K. Vincent	8,000	6,733	n/a	—	20,260	—		34,993
James T. Petillo	—	—	—	952	5,824	2,806,889	(1)	2,813,665

(1)	This amount represents payments related to non-competition provisions in the severance agreement which Mr. Petillo entered into in connection with the termination of his employment on August 31, 2003. Approximately $2 million related to non-competition provisions in the severance agreement. Additional payments include a $87,749 lump sum related to Xcel Energy’s qualified pension plan, a $10,833 lump sum related to Xcel Energy’s non-qualified pension plan and a $708,307 lump sum related to Xcel Energy’s Senior Executive Retirement Plan.

      The following table indicates for each of the named executives the number and value of exercisable and unexercisable options and SARs as of December 31, 2003.

Aggregated Option/ SAR Exercises in Last Fiscal Year and
FY-End Option/ SAR Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options/SARs at		In-the-Money Options/
			FY-End (#)		SARs at FY-End ($)(1)
	Shares Acquired	Value
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Wayne H. Brunetti	—	—	692,850	756,000	—	—
Richard C. Kelly	—	—	224,750	228,000	—	—
Gary R. Johnson	—	—	109,505	147,000	—	—
Paul J. Bonavia	—	—	186,000	153,000	—	—
Patricia K. Vincent	—	—	37,200	107,000	—	—
James T. Petillo	—	—	112,530	126,000	—	—

(1)	Option values were calculated based on a $16.98 closing price of Xcel Energy common stock, as reported on the New York Stock Exchange at December 31, 2003.

Long-Term Incentive Plan Awards in Last Fiscal Year(1)

      The following table shows information on awards granted during 2003 under the Company’s Omnibus Incentive Plan for each person in the Summary Compensation Table.

				Estimated Future Payouts Under
	Number of			Non-Stock Price-Based Plans
	Shares, Units	Performance or
	or Other	Other Period Until		Threshold
Name	Rights (2)	Maturation or Payout		($)(3)	Target ($)(#)	Maximum ($)

Wayne H. Brunetti	218,277(3)	1/1/03-12/31/05		$605,719	$2,422,875	$4,845,750
	187,384(4)	3/28/03-3/28/07	(4)		187,384 units	187,384 units
Richard C. Kelly	67,770(3)	1/1/03-12/31/05		$188,063	$752,250	$1,504,500
	58,179(4)	3/28/03-3/28/07	(4)		58,179 units	58,179 units
Gary R. Johnson	39,527(3)	1/1/03-12/31/05		$109,688	$438,750	$877,500
	33,933(4)	3/28/03-3/28/07	(4)		33,933 units	33,933 units
Paul J. Bonavia	39,020(3)	1/1/03-12/31/05		$108,281	$433,125	$866,250
	33,498(4)	3/28/03-3/28/07	(4)		33,498 units	33,498 units
Patricia K. Vincent	34,459(3)	1/1/03-12/31/05		$95,624	$382,495	$764,990
	29,582(4)	3/28/03-3/28/07	(4)		29,582 units	29,582 units
James T. Petillo	34,966(3)	1/1/03-12/31/05		$97,031	$388,125	$766,250
	30,017(4)	3/28/03-3/28/07	(4)		30,017 units	30,017 units

(1)	The amounts in this table for the year 2003 represent awards made under the performance-based restricted stock unit and performance share components described under “Long-term Incentives” in the Report of the Governance, Compensation and Nominating Committee.

(2)	Each performance share or performance-based restricted stock unit represents the value of one share of Xcel Energy common stock.

(3)	Represents performance shares component. If the threshold for the performance share component of the 35th percentile is achieved, the payout could range between 25% and 200%. The amounts are based on a stock price of $11.10, which was the average high/low price on January 2, 2003.

(4)	Represents the performance-based restricted stock unit component. Restrictions on the performance-based restricted stock units will lapse, but not before one year from the date of grant, after the achievement of a 27 percent total shareholder return (“TSR”) for 10 consecutive business days and other criteria relating to Xcel Energy’s common equity ratio. If the TSR target and other criteria relating to Xcel Energy’s common equity ratio is not met within four years, the grant will be forfeited. TSR is measured using the market price per share of Xcel Energy common stock, which at the grant date was $12.93, plus common dividends paid after grant date. Additional units are credited during the restricted period at the same rate as dividends paid on all other shares of outstanding common stock. The dividend equivalents are subject to all terms of the original grant. As of December 31, 2003, the following dividend equivalents have been credited: Mr. Brunetti, 6,931; Mr. Kelly, 2,152; Mr. Johnson, 1,255; Mr. Bonavia, 1,239; Ms. Vincent, 1,094; and Mr. Petillo, 1,110.

Pension Plan Table

      The following table shows estimated combined pension benefits payable to a covered participant from the qualified and non-qualified defined benefit plans maintained by Xcel Energy and its subsidiaries and the Xcel Energy Supplemental Executive Retirement Plan (the “SERP”). The Named Executive Officers are all participants in the SERP and the qualified and non-qualified defined benefit plans sponsored by us.

	Years of Service

Highest Average Compensation	10 years	15 years	20 or more years

200,000	55,000	82,500	110,000
225,000	61,875	92,813	123,750
250,000	68,750	103,125	137,500
275,000	75,625	113,438	151,250
300,000	82,500	123,750	165,000
350,000	96,250	144,375	192,500
400,000	110,000	165,000	220,000
450,000	123,750	185,625	247,500
500,000	137,500	206,250	275,000
600,000	165,000	247,500	330,000
700,000	192,500	288,750	385,000
800,000	220,000	330,000	440,000
900,000	247,500	371,250	495,000
1,000,000	275,000	412,500	550,000
1,100,000	302,500	453,750	605,000
1,200,000	330,000	495,000	660,000
1,300,000	357,500	536,250	715,000
1,400,000	385,000	577,500	770,000
1,500,000	412,500	618,750	825,000
1,600,000	440,000	660,000	880,000
1,700,000	467,500	701,250	935,000
1,800,000	495,000	742,500	990,000
1,900,000	522,500	783,750	1,045,000
2,000,000	550,000	825,000	1,100,000
2,100,000	577,500	866,250	1,155,000
2,200,000	605,000	907,500	1,210,000

      The benefits listed in the Pension Plan Table are not subject to any deduction or offset. The compensation used to calculate the SERP benefits is base salary as of December 31 plus annual incentive. The Salary and Bonus columns of the Summary Compensation Table for 2003 reflect the covered compensation used to calculate SERP benefits.

      The SERP benefit accrues ratably over 20 years and, when fully accrued, is equal to (a) 55% of the highest three years covered compensation of the five years preceding retirement or termination minus (b) any other qualified or non-qualified benefits. The SERP benefit is payable as an annuity for 20 years, or as a single lump-sum amount equal to the actuarial equivalent present value of the 20-year annuity. Benefits are payable at age 62, or as early as age 55, but would be reduced 5% for each year that the benefit commencement date precedes age 62. The approximate credited years of service under the SERP as of December 31, 2003, were as follows:

Mr. Brunetti	16 years
Mr. Kelly	36 years
Mr. Johnson	25 years
Mr. Bonavia	6 years
Ms. Vincent	10 years
Mr. Petillo	7 years

      Notwithstanding any special provisions related to pension benefits described under “Employment Agreements and Severance Arrangements,” the Company has granted additional credited years of service to Mr. Brunetti and Ms. Vincent for purposes of SERP accrual. The additional credited years of service (approximately seven years for Mr. Brunetti and five years for Ms. Vincent) are included in the above table. Additionally, the Company has agreed to grant full accrual of SERP benefits to Mr. Brunetti at age 62 and to Mr. Bonavia at age 57 and 8 months, if they continue to be employed by the Company until such age.

Legal Proceedings

      On July 31, 2002, a lawsuit purporting to be a class action on behalf of purchasers of Xcel Energy’s common stock between January 31, 2001 and July 26, 2002, was filed in the U.S. District Court for the District of Minnesota. The complaint named Xcel Energy; Wayne H. Brunetti, chairman and chief executive officer; Edward J. McIntyre, former vice president and chief financial officer; and former chairman James J. Howard as defendants. Among other things, the complaint alleged violations of Section 10(b) of the Securities Exchange Act and Rule 10b-5 related to allegedly false and misleading disclosures concerning various issues including but not limited to “round trip” energy trades; the nature, extent and seriousness of liquidity and credit difficulties at NRG; and the existence of cross-default provisions (with NRG credit agreements) in certain of Xcel Energy’s credit agreements. After filing the lawsuit, several additional lawsuits were filed with similar allegations, one of which added claims on behalf of a purported class of purchasers of two series of senior notes issued by NRG in January 2001. The cases have all been consolidated, and a consolidated amended complaint has been filed. The amended complaint charges false and misleading disclosures concerning “round trip” energy trades and the existence of provisions in Xcel Energy’s credit agreements for cross-defaults in the event of a default by NRG in one or more of NRG’s credit agreements; it adds as additional defendants Gary R. Johnson, general counsel; Richard C. Kelly, then president of Xcel Energy Enterprises; two former executive officers and one current executive officer of NRG, David H. Peterson, Leonard A. Bluhm, and William T. Pieper; and a former independent director of NRG, Luella G. Goldberg; and it adds claims of false and misleading disclosures, also regarding “round trip” trades and the cross-default provisions, as well as the extent to which the “fortunes” of NRG were tied to Xcel Energy, especially in the event of a buyback of NRG’s publicly owned shares under Section 11 of the Securities Act, with respect to issuance of the senior notes by NRG. The amended complaint seeks compensatory and rescissionary damages, interest and an award of fees and expenses. On September 30, 2003, in response to the defendants’ motion to dismiss, the court issued an order dismissing the claims brought by purchasers of the NRG senior notes against defendants James Howard, Gary R. Johnson, Richard C. Kelly, David H. Peterson, Leonard A. Bluhm, William T. Pieper and Luella Goldberg. The court, however, denied the motion related to claims brought by Xcel Energy shareholders against Xcel Energy, James J. Howard, Wayne H. Brunetti and Edward J. McIntyre. Subsequently, following a pre-trial conference in December 2003, this matter was ordered to be ready for trial by February 1, 2006. Presently the parties are in the preliminary stages of discovery.

      On August 15, 2002, a shareholder derivative action was filed in the U.S. District Court for the District of Minnesota, purportedly on behalf of Xcel Energy, against the directors and certain present and former officers, citing essentially the same circumstances as the securities class actions described immediately preceding and asserting breach of fiduciary duty. This action has been consolidated for pre-trial purposes with the securities class actions and an amended complaint was filed. After the filing of this action, two additional derivative actions were filed in the state trial court for Hennepin County, Minnesota, against essentially the same defendants, focusing on allegedly wrongful energy trading activities and asserting breach of fiduciary duty for failure to establish adequate accounting controls, abuse of control and gross mismanagement. Considered collectively, the complaints seek compensatory damages, a return of compensation received, and awards of fees and expenses. In each of the cases, the defendants filed motions to dismiss the complaint or amended complaint for failure to make a proper pre-suit demand, or in the federal court case, to make any pre-suit demand at all, upon Xcel Energy’s board of directors. The motions in federal court have not been ruled upon. In an order dated January 6, 2004, the Minnesota district court judge granted the defendants’ motion to dismiss both of the state court actions. On March 3, 2004, the plaintiffs filed notice of appeal related to this decision. Discovery is proceeding in conjunction with the securities litigation, previously described.

      On September 23, 2002, and October 9, 2002, two essentially identical actions were filed in the U.S. District Court for the District of Colorado, purportedly on behalf of classes of employee participants in Xcel Energy’s and its predecessors’ 401(k) or employee stock ownership plans, from as early as September 23, 1999, forward. The complaints in the actions name as defendants Xcel Energy, its directors, certain former directors, James J. Howard and Giannantonio Ferrari, and certain present and former officers, Edward J. McIntyre and David E. Ripka. The complaints allege violations of the Employee Retirement Income Security Act in the form of breach of fiduciary duty in allowing or encouraging purchase, contribution and/or retention of Xcel Energy’s common stock in the plans and making misleading statements and omissions in that regard. The complaints seek injunctive relief, restitution, disgorgement and other remedial relief, interest and an award of fees and expenses. The defendants have filed motions to dismiss the complaints. On March 10, 2004, the defendants’ motions to dismiss were granted in part and denied in part. The plaintiffs have made certain voluntary disclosure of information, and discovery is proceeding in conjunction with the securities litigation previously described. Upon motion of defendants, the cases have been transferred to the District of Minnesota for purposes of coordination with the securities class actions and shareholders derivative action pending there.

      The Company is obligated to indemnify its officers and directors under certain circumstances to the fullest extent permitted by Minnesota law. As part of that obligation, the Company has advanced and will continue to advance certain attorneys’ fees and expenses incurred by officers and directors in various litigation, including the litigation described above. In connection with the derivative proceedings described above, for the period July 31, 2002 through March 31, 2003 and the period April 1, 2003 through February 29, 2004, the Company has advanced expenses of approximately $22,000 and $39,579, respectively, to the law firm of Jones Day on behalf of the Company’s directors and Mr. Edward J. McIntyre, former vice president and chief financial officer, approximately $15,000 and $4,611, respectively, to the law firm of Briggs and Morgan on behalf of the Company’s directors and Mr. Edward J. McIntyre, former vice president and chief financial officer and approximately $8,000 and $4,000, respectively, to the law firm of Rider Bennett on behalf of Mr. James J. Howard, former chairman.

REPORT OF THE GOVERNANCE, COMPENSATION AND NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS

      The executive compensation and benefit programs of the Company are administered by the Governance, Compensation and Nominating Committee of the Board of Directors (the “Compensation Committee”). The Compensation Committee is composed of W. Thomas Stephens, Chair, C. Coney Burgess, David A. Christensen, A. Barry Hirschfeld, Douglas W. Leatherdale, and A. Patricia Sampson, all of whom are independent directors as defined by the listing standards of the New York Stock Exchange, “non-employee directors” of the Company, as defined by Section 16(b) of the Securities Exchange Act of 1934 (the “1934 Act”), and “outside directors” as defined within the meaning of Section 162(m) of the Internal Revenue Code of 1986. The Board has delegated to the Compensation Committee the responsibility of establishing the Company’s compensation philosophy, as well as the compensation package for the Chairman and Chief Executive Officer and other named executives of the Company. This includes establishing and administering the Company’s base salary program, executive annual and long-term incentive programs, and executive benefit programs. The Compensation Committee also recommends and administers compensation and benefit programs for all Company executives and key talent.

Compensation Philosophy

      The Compensation Committee’s goal is to attract, retain, and motivate the outstanding executive talent needed to deliver superior returns to shareholders and provide the highest quality of service to customers. The Company’s executive compensation philosophy uses a combination of salary and performance-based (incentive) compensation, delivered through annual and long-term incentives, to align management’s interests with those of shareholders. This philosophy results in a targeted compensation mix for senior officers in which annual and long-term incentives account for more than 50 percent of the executives’ annual compensation. In addition, the Company’s compensation program helps to reinforce management’s link to shareholders by establishing plans that compensate executives based on corporate, business unit, and individual performance goals. Finally, significant use of equity-based incentives encourages management to respond to business challenges and opportunities as owners as well as employees.

      In establishing a compensation strategy for the Company, the Compensation Committee worked with an independent, nationally recognized compensation and benefits consulting firm and took into account several factors:

•	The desire to align management interests with those of shareholders.

•	The desire to strongly link management pay to both annual and long-term Company performance.

•	The need to attract talent from broader markets as the utility industry changes, to retain individuals of outstanding ability and to motivate such individuals to achieve superior performance.

      As a result, the Compensation Committee has approved a compensation strategy designed to meet these objectives and encourage executives to achieve in a highly evolving competitive environment. Base salaries and annual incentive opportunities are set to the median of utility industry and, where appropriate, general industry levels to provide an incentive for executives to optimize the Company’s performance. Long-term incentive targets are set at the 75th percentile of the utility industry and are linked to both relative and absolute shareholder return. Base salaries are reviewed annually, with increases tied to such factors as individual performance, the executive’s duties and responsibilities, financial results, and changes in the marketplace. Federal tax law limits the deductibility of executive compensation in excess of $1,000,000 unless certain exceptions are met. It is the Committee’s intent to maintain the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

Base Salary

      The Compensation Committee targeted base salaries to the 50th percentile of similarly sized utility and general industry companies (on a revenue adjusted basis) as described above. Under the terms of his employment agreement, Mr. Brunetti was entitled to a base salary not less than his salary immediately prior to the merger between NSP and NCE that formed Xcel Energy (the “Merger”), which was $685,000. In connection with the assumption of increased responsibilities following the Merger, effective August 2000, Mr. Brunetti received a salary adjustment to $895,000. Effective January 2002, Mr. Brunetti received a salary adjustment to $1,065,000. Mr. Brunetti did not receive any additional salary adjustment for 2003. Similarly, the other Named Executive Officers did not receive salary adjustments for 2003, except for Mr. Kelly, whose salary was adjusted in connection with the assumption of increased responsibilities as President and COO, and Ms. Vincent whose salary was adjusted in connection with the assumption of increased responsibilities following the merging of the two business units that she now oversees. These base salaries are included in the “Salary” column of the Summary Compensation Table.

Annual Incentives

      Annual incentives are administered under the Xcel Energy Executive Annual Incentive Award Plan (the “Xcel Annual Incentive Plan”), which was approved by shareholders in 2000. Annual incentive awards are targeted to the 50th percentile of blended utility industry and general industry levels, as discussed above, and are based on achieving corporate financial and operational goals and business unit operational goals.

          Target Annual Incentive Awards for 2003

      Corporate goals include targeted earnings per share, a customer loyalty index (which includes customer service measurements), safety and reliability. Business Unit goals include customer service, reliability, safety and meeting budget, measured at a business unit level.

      Target annual incentive awards (as a percent of base salary) are set for all Xcel Energy officers, ranging from 85% of salary for Mr. Brunetti to 55% of salary for the other Named Executive Officers. Maximum awards may be up to two times the target awards. With the approval of the Compensation Committee, an award may be multiplied by a leadership rating factor from zero to two.

      The annual incentive formula is calculated using predetermined performance measures. For Messrs. Brunetti and Kelly, the formula is weighted 100% to attaining corporate goals. For the other executive officers, including Named Executive Officers, the formula is weighted 67% to attaining corporate goals and 33% to attaining business unit operational goals.

      In order to encourage increased share ownership by executive officers, the Xcel Annual Incentive Plan provides the option for executives to receive their payments in shares of common stock or shares of restricted common stock (which vests in equal annual installments over a three-year period) in lieu of cash. A 5% premium is added to amounts paid in shares of common stock, and a 20% premium is added to amounts paid in shares of restricted common stock.

          Calculation and Payment of 2003 Annual Incentive Awards

      Based on corporate performance during 2003, payouts under the corporate performance component were 130% of the corporate target. Business unit performance resulted in payouts ranging from 108% to 170% of the target for the business unit goals. As a result, and taking into account adjustments for their individual leadership rating factors, the executive officers received from 125% to 246% of their targeted annual incentive awards. These annual incentive payments are included in the “Bonus” column of the Summary Compensation Table.

Long-Term Incentives

      Long-term incentives are administered under the Xcel Energy Inc. Omnibus Incentive Plan, approved by shareholders in 2000. This plan allows for several forms of incentive compensation from which the Compensation Committee may select in designing long-term incentives.

      For 2003 the Xcel Energy long-term incentive plan had two components:

•	performance-based restricted stock units; and

•	performance shares.

      Long-term incentive opportunities ranged from 455% of base salary for Mr. Brunetti to 225% of base salary for the other Xcel Energy Named Executive Officers. Performance-based restricted stock units are targeted to deliver 50% of each officer’s long-term incentive opportunity, with the remaining 50% delivered through the performance share component.

      Performance-Based Restricted Stock Unit Component. On March 28, 2003, the Compensation Committee granted performance-based restricted stock units to executive officers. Each unit represented one share of our common stock. Prior to the expiration of the restricted period, the performance-based restricted stock units may not be sold or otherwise transferred by the recipients. The restricted period will end, and restrictions on transfer of the performance-based restricted stock units will lapse, when our common stock achieves a 27 percent total shareholder return (“TSR”) for 10 consecutive days and when our common equity ratio exceeds 24 percent; provided, however, that even if such TSR and common equity ratio goals have been achieved, under no circumstances will the restrictions lapse until one year after the date of grant.

      If the TSR target and common equity ratio were not met within four years from the date of grant, the performance-based restricted stock units would be forfeited. For these purposes, TSR is measured by the appreciation in the market price of our common stock since the date of grant (at which time the market price was $12.93) plus common dividends paid after grant date. Effective November 11, 2003, both the TSR and common equity ratios had been achieved and, accordingly, the restrictions on the performance-based restricted stock units lapsed on March 29, 2004 and each recipient received shares of common stock equal to the number of performance-based restricted stock units then held by such recipient.

      The number of performance-based restricted stock units awarded was calculated by dividing the executive’s target award by $12.93, the average of the high and low prices of our common stock on the date of the grant.

      Mr. Brunetti was awarded 187,384 performance-based restricted stock units. Other Named Executive Officers were awarded from 58,179 to 29,582 performance-based restricted stock units. These awards are included in the Long-Term Incentive Plan Awards in Last Fiscal Year Table.

      Performance Share Component. The performance share component uses a single measure, Total Shareholder Return (“TSR”). Xcel Energy’s TSR will be measured over a three-year period, using overlapping cycles. Xcel Energy’s TSR is compared to the TSR of other companies in the EEI Electrics Index as a peer group. At the end of each three-year period, the performance unit component provides for payment at target for performance at the 50th percentile of the peer group and at 200% of target for performance at or above the 75th percentile of the peer group. The performance unit component provides smaller payments for performance below the 50th percentile. No payment would be made for performance below the 35th percentile.

      Awards in the performance share component are made in shares, each of which represents the value of one share of Xcel Energy common stock. The number of shares awarded is calculated by dividing the executive’s target award by the fair market value of Xcel Energy common stock on the date of the grant.

      For the measurement cycle that ended in 2003, the TSR was below the 35th percentile resulting in no payout.

      For the 2003 to 2005 measurement cycle, Mr. Brunetti was awarded 218,277 shares. Other Named Executive Officers were awarded from 34,459 to 67,770 shares. These awards are included in the Long-Term Incentive Plan Awards in Last Fiscal Year Table.

          Other Perquisites and Benefits

      Other perquisites and benefits provided to executives generally are not tied to the Company’s financial performance, but are primarily designed to attract and retain executives. Among the perquisites and benefits provided by the Company in 2003 to its executives are Company-paid life insurance in an amount equal to four times base pay, and benefits provided under the Xcel Energy Inc. Nonqualified Deferred Compensation Plan and the Xcel Energy Supplemental Executive Retirement Plan that make up for retirement benefits that cannot be paid under the Company’s qualified retirement plans due to Internal Revenue Code limitations and the exclusion of certain elements of pay from pension-covered earnings. The level of retirement benefits provided by these plans in the aggregate is reflected in the Pension Plan Table.

      Certain executive officers, including three of the Named Executive Officers, may receive severance benefits in accordance with the Xcel Energy Senior Executive Severance and Change in Control Policy, which is described in more detail under the section below entitled “Employment Agreements and Severance Arrangements.”

Stock Ownership Guidelines

      The Compensation Committee believes that it is essential to align management’s interests with those of the shareholders. In order to emphasize this belief, Xcel Energy adopted stock ownership guidelines for the executives. The Compensation Committee believes that linking a significant portion of an executive’s current and potential future net worth to Xcel Energy’s success, as reflected in the stock price, ensures that executives have a stake similar to that of Xcel Energy shareholders. Such guidelines also encourage the long-term management of the Company for the benefit of the shareholders. The share ownership guideline for each executive is based on the executive’s position. The guideline for the Chairman of the Board and Chief Executive Officer is five times base salary. The guideline for the President & COO is four times base salary. Other Business Unit Heads have a guideline of three times base salary. All other Company officers have share ownership guidelines of two times base salary. Each executive is expected to achieve the applicable ownership guidelines by August 1, 2005, and each is expected to reach interim milestones at August 1, 2003 and August 1, 2004. All shares that the executive is entitled to vote count toward compliance with the ownership guidelines and the number of shares necessary to satisfy the guidelines is based on an assumed valuation of $18 per share.

Chief Executive Officer Compensation

      The compensation of Wayne H. Brunetti, Chairman of the Board and Chief Executive Officer, is determined by the process described in the base salary, short-term and long-term performance components above, namely base salary, annual incentive, performance share, and performance-based restricted stock units. For 2003, Mr. Brunetti received a long-term incentive opportunity of 455% of base salary and an annual incentive award target of 85% of base salary. As discussed above, he was awarded 187,384 performance-based restricted stock units and 218,277 performance shares.

      Mr. Brunetti received no base salary adjustment for the year 2003. His base salary is included in the “Salary” column of the Summary Compensation Table above.

Conclusion

      The Compensation Committee believes that Xcel Energy’s executive compensation package effectively serves the interests of the Company and its shareholders. The balance of base pay and annual and long-term incentives provides increased motivation to executives to contribute to and participate in the Company’s long-term success. The Compensation Committee is dedicated to ensuring that the Company’s total compensation package continues to meet the needs of the Company and will monitor and revise compensation policies as necessary.

Submitted by the Governance, Compensation and Nominating Committee

of the Xcel Energy Board of Directors

W. Thomas Stephens, Chair	A. Barry Hirschfeld
C. Coney Burgess	Douglas W. Leatherdale
David A. Christensen	A. Patricia Sampson

XCEL ENERGY STOCK PERFORMANCE GRAPH

      The following compares our cumulative total shareholder return on common stock with the cumulative total return of the Standard & Poor’s 500 Composite Stock Price Index, and the EEI Electrics Index over the last five fiscal years (assuming a $100 investment in each vehicle on December 31, 1998 and the reinvestment of all dividends).

      The EEI Electrics Index currently includes 65 companies and is a broad measure of industry performance.

Comparative Total Return

	1998	1999	2000	2001	2002	2003

Xcel Energy/NSP	$100	$75	$119	$120	$51	$83
EEI Electrics	$100	$81	$120	$110	$94	$116
S&P 500	$100	$120	$107	$93	$72	$90

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS

          Wayne H. Brunetti Employment Agreement

      At the time of the Merger, NCE and NSP also entered into a new employment agreement with Mr. Brunetti, which replaced his existing employment agreement with NCE when the Merger was completed. The initial term of the agreement was four years, with automatic one-year extensions beginning at the end of the second year and continuing each year thereafter unless notice is given by either party that the agreement will not be extended. Under the terms of the agreement, Mr. Brunetti served as Chief Executive Officer and President and a member of the board of directors of Xcel Energy for one year following the Merger, and, commencing August 18, 2001 (one year after the Merger) began serving as Chief Executive Officer, President and Chairman of the Board of Directors of Xcel Energy. Mr. Brunetti is required to perform the majority of his duties at the headquarters of Xcel Energy in Minneapolis, Minnesota, and was required to relocate the residence at which he spends the majority of his time to the Twin Cities area. His agreement also provides that if Mr. Brunetti becomes entitled to receive severance benefits, he will be forbidden from competing with Xcel Energy and its affiliates for two years following the termination of his employment, and from disclosing confidential information of Xcel Energy and its affiliates.

      Under his employment agreement, Mr. Brunetti will receive the following compensation and benefits:

•	a base salary not less than his base salary immediately before the Merger;

•	the opportunity to earn annual and long-term incentive compensation amounts not less than he was able to earn immediately before the Merger;

•	life insurance coverage and participation in a supplemental executive retirement plan; and

•	the same fringe benefits as he received under his NCE employment agreement, or, if greater, as those of the next higher executive officer of Xcel Energy.

      If Mr. Brunetti’s employment were to be terminated by Xcel Energy without cause or if he were to terminate his employment for good reason, he would be entitled to receive the compensation and benefits described above as if he had remained employed for the employment period remaining under his employment agreement and then retired, at which time he would be eligible for all retiree benefits provided to retired senior executives of Xcel Energy. In determining the level of his compensation following termination of employment, the amount of incentive compensation he would receive would be based upon the target level of incentive compensation he would have received in the year in which his termination occurred, and he would receive cash equal to the value of stock options, restricted stock and other stock-based awards he would have received instead of receiving the awards. In addition, the restrictions on his restricted stock would lapse and his stock options would have become vested. Finally, Xcel Energy would be obligated to make Mr. Brunetti whole for any excise tax on severance payments that he incurs.

      Mr. Brunetti also had a change-of-control employment agreement with NCE. The Merger did not cause a “change of control” under this agreement, so it did not become effective as a result of the Merger. However, in case this agreement becomes effective because of a later change of control, Mr. Brunetti has waived his right to receive any severance benefits under the change-of-control employment agreement to the extent they would duplicate severance benefits under his employment agreement.

          Paul J. Bonavia Employment Agreement

      In connection with and effective upon completion of the Merger, we and Paul J. Bonavia entered into an amendment to an employment agreement between Mr. Bonavia and NCE. Except as discussed below, the original agreement expired December 14, 2000. In connection with the Merger, Mr. Bonavia’s position changed from Senior Vice President, General Counsel and President of NCE’s International Business Unit to President of our Energy Markets Business Unit. In the amendment, Mr. Bonavia agreed not to assert before January 6, 2003 that his duties and responsibilities had been diminished, and thus he has waived the right to claim certain benefits under the Xcel Energy Senior Executive Severance Policy relating to this change in his status prior to that date. If certain conditions were met on January 6, 2003 or within seven business days thereafter, which conditions include the termination of Mr. Bonavia’s employment, Mr. Bonavia would have been entitled to severance benefits comparable to those provided to the other senior executives under the Xcel Energy 1999 Senior Executive Severance Policy. Mr. Bonavia and we have entered into another amendment to this agreement. As part of this amendment, Mr. Bonavia agreed to continue his employment through August 31, 2003. Mr. Bonavia also agreed not to assert that his duties and responsibilities have been diminished. In return, we agreed that if we terminate Mr. Bonavia’s employment for any reason other than cause, or if Mr. Bonavia terminates his employment for any reason after August 31, 2003, then he will be entitled to severance benefits comparable to those provided to the other senior executives under the Xcel Energy 1999 Senior Executive Severance Policy.

          1999 Severance Policy

      NSP and NCE each adopted a 1999 senior executive severance policy in March 1999. These policies were combined into a single Xcel Energy Senior Executive Severance Policy, which terminated on August 18, 2003 on its scheduled termination date. All of our executive officers other than Mr. Brunetti participated in the policy until its termination.

      Under the 1999 policy, a participant whose employment was terminated at any time before August 18, 2003, the third anniversary of the Merger, received severance benefits unless:

•	the employer terminated the participant for cause;

•	the termination was because of the participant’s death, disability or retirement;

•	the participant’s division or subsidiary was sold and the buyer agreed to continue the participant’s employment with specified protections for the participant; or

•	the participant terminated voluntarily without good reason.

      To receive the severance benefits, the participant must have also signed an agreement releasing all claims against the employer and its affiliates, and agreeing not to compete with the employer and its affiliates and not to solicit their employees and customers.

      The severance benefits for executive officers under the 1999 policy included the following:

•	a cash payment equal to 2.5 times the participant’s annual base salary, annual bonus and annualized long-term incentive compensation, prorated incentive compensation for the year of termination and perquisite allowance;

•	a cash payment equal to the additional amounts that would have been credited to the executive under pension and retirement savings plans, if the participant had remained employed for another 2.5 years;

•	continued welfare benefits for 2.5 years;

•	financial planning benefit for two years, and outplacement services costing not more than $30,000; and

•	an additional cash payment to make the participant whole for any excise tax on excess severance payments that he or she may incur, with certain limitations specified in the policies.

          James T. Petillo Severance Agreement

      Our former President, Energy Delivery, James T. Petillo, terminated his employment on August 31, 2003. In connection with the termination of his employment, Mr. Petillo entered into an agreement with us under which he waived claims to certain benefits he would have received under our 1999 senior executive severance policy had he terminated his employment prior to the expiration of the 1999 policy under circumstances covered by the 1999 policy. Mr. Petillo received a cash payment of $2 million, continued welfare benefits for 2.5 years, financial planning benefits for two years and outplacement services costing no more than $30,000. The agreement with Mr. Petillo also contains non-competition, non-solicitation and non-disparagement clauses.

          2003 Severance and Change in Control Policy

      In October of 2003, we adopted the Xcel Energy Senior Executive Severance and Change in Control Policy. The 2003 policy was intended to replace the 1999 policy and, in many ways, operates similarly to the 1999 policy. Each of our named executive officers, other than Mr. Brunetti and Mr. Bonavia, are participants in the 2003 policy. Additional participants may be named by the Board or the Governance, Compensation and Nominating Committee from time to time.

      Under the 2003 policy, a participant whose employment is terminated will receive severance benefits unless:

•	the employer terminated the participant for cause (as defined in the 2003 policy);

•	termination was because of the participant’s death, disability or retirement;

•	the participant’s division, subsidiary or business unit was sold and the buyer agreed to continue the participant’s employment with specified protections for the participant; or

•	the participant terminated voluntarily.

      The severance benefits for executive officers under the 2003 policy include the following:

•	a cash payment equal to two times the participant’s annual base salary and target annual incentive award;

•	prorated target annual incentive compensation for the year of termination;

•	financial planning benefit for two years and outplacement services costing not more than $30,000

•	a cash payment equal to value of the additional amounts that would have been credited to or paid on behalf of the participant under pension and retirement savings plans, if the participant had remained employed for another two years;

•	continued medical, dental and life insurance benefits for two years; and

•	continued perquisite allowance for two years.

      If the participant is terminated, including a voluntary termination following a diminution in salary, benefits or responsibilities, within two years following a change in control (as defined in the 2003 policy), the participant will receive benefits under the 2003 policy similar to the severance benefits above, except that for certain of our executive officers, including those of our named executive officers who are participants, the cash payment will be equal to three times the participant’s annual base salary and target annual incentive award, the cash payment for the value of additional retirement savings and pension credits will be for three years instead of two and medical, dental and life insurance, financial planning and perquisite allowance benefits will be continued for three years instead of two. In addition, each of the participants entitled to enhanced benefits upon a change-in-control will be entitled to receive an additional cash payment to make the participant whole for any excise tax on excess parachute payments that he or she may incur, with certain limitations specified in the 2003 policy.

      To receive the benefits under the 2003 policy, the participant must also sign an agreement releasing all claims against the employer and its affiliates, and agreeing not to compete with the employer and its affiliates and not to solicit their employees and customers.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Number of securities
	Number of securities		remaining available for
	to be issued upon	Weighted-average	future issuance under equity
	exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in the first column)

Equity compensation plans approved by security holders(1)	19,121,135	$26.49	5,379,682
Equity compensation plans not approved by security holders	N/A	N/A		(2)

				Number of securities
	Number of securities			remaining available for
	to be issued upon		Weighted-average	future issuance under equity
	exercise of		exercise price of	compensation plans
	outstanding options,		outstanding options,	(excluding securities
(1) Plan Category	warrants and rights		warrants and rights	reflected in the first column)

PSCo Omnibus Incentive Plan	295,768		$21.86	—
Xcel Energy Inc. Omnibus Incentive Plan	10,507,959	(3)	$26.55	3,992,041(4)
NRG Long-Term Incentive Compensation Plan	2,012,008		$31.92	—
NCE Omnibus Incentive Plan	3,177,431		$26.34	—
NSP Executive Long-Term Incentive Award Stock Plan	3,127,969		$23.45	—
Xcel Energy Inc. Executive Annual Incentive Award Plan	—		—	1,387,641

(2)	Xcel Energy had a Stock Equivalent Plan for Non-Employee Directors to more closely align directors’ interests with those of our shareholders. Under this Stock Equivalent Plan, directors could receive an annual award of stock equivalent units with each unit having a value equal to one share of our common stock. Stock equivalent units do not entitle a director to vote and are only payable as a distribution of whole shares of the Company’s common stock upon a director’s termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. The number of stock equivalent units that could be awarded under this Stock Equivalent Plan was not limited. The shares of the Company’s common stock to be used for distribution under this Stock Equivalent Plan are purchased on the open market. As discussed under Proposal No. 3 above, the Board amended and restated this Stock Equivalent Plan, subject to shareholder approval. If the Plan is not approved by the shareholders, no additional awards under the Plan will be made.

(3)	Includes reinvested dividend equivalents.

(4)	Awards under the Omnibus Incentive Plan can take the form of stock options, stock appreciation rights, restricted stock or restricted stock units, or performance shares or performance units.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Audit Committee is composed of Roger R. Hemminghaus, Chair, Albert F. Moreno, Margaret R. Preska, Allan L. Schuman and Rodney E. Slifer.

      The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a Charter that was last amended and restated by the Audit Committee on January 27, 2004 and approved by the Board on February 25, 2004. A copy of the Charter is attached to this proxy statement as Appendix A. As set forth in the Charter, management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent auditors, Deloitte & Touche, are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

      In the performance of its oversight function, the Audit Committee has:

•	considered and discussed the audited financial statements with management and our independent auditors. The Audit Committee’s review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•	discussed with our independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61, Communication with Audit Committees;

•	received the written disclosures from our independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and discussed the independence of Deloitte & Touche with them;

•	reviewed and pre-approved the services provided by our independent auditors other than their audit services and considered whether the provision of such other services by our independent auditors is compatible with maintaining their independence, and;

•	discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits for the year 2003. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s Financial reporting.

      Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Charter, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2003, to be filed with the Securities and Exchange Commission. The Audit Committee is expected to appoint Deloitte & Touche as the Company’s independent auditors for 2004.

SUBMITTED BY THE AUDIT COMMITTEE OF THE XCEL ENERGY BOARD OF DIRECTORS

Roger R. Hemminghaus, Chair	Margaret R. Preska
Allan L. Schuman	Albert F. Moreno
Rodney E. Slifer

INDEPENDENT PUBLIC ACCOUNTANTS

      On March 27, 2002, the Audit Committee of Xcel Energy’s Board of Directors recommended, and the Xcel Energy Board approved, the decision to engage Deloitte & Touche LLP as its new principal independent accountants for 2002. Accordingly, on March 27, 2002, Xcel Energy’s management informed Arthur Andersen LLP that the firm would no longer be engaged as its principal independent accountants. The reports of Arthur Andersen LLP on the financial statements of the Company for its year ended December 31, 2001 or 2000 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Further, during 2000 and 2001, and through March 27, 2002, there were no reportable events (as defined in Commission Regulation S-K Item 304 (a)(1)(v)). During 2000, 2001 and through March 27, 2002, there were no disagreements with Xcel Energy’s independent public accountants on accounting principles, financial statement disclosures, or auditing scope or procedures.

      Xcel Energy provided Arthur Andersen with a copy of the foregoing disclosures. By copy of a letter dated March 29, 2002, Arthur Andersen stated its agreement with such statements.

      As discussed above, Deloitte & Touche has audited the Company’s consolidated financial statements in 2002 and 2003. The firm has offices and affiliates in most localities throughout the country where Xcel Energy has operations. Audit services provided by Deloitte & Touche in 2003 included the audit of consolidated financial statements of the Company; limited reviews of interim consolidated financial information; and consultation on matters related to accounting and financial reporting. Representatives of Deloitte & Touche will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from shareholders at the meeting.

Independent Public Accountants Fees

      For the years ended December 31, 2003 and December 31, 2002, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) which includes Deloitte Consulting.

Audit Fees

      The aggregate audit fees include fees billed for the audit of the Company’s annual financial statements and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q. These amounts include estimated billings for the completion of the audits, which billings were rendered after the year-end being audited. These fees exclude amounts charged by PricewaterhouseCoopers LLP, the auditors of the Company’s former subsidiary, NRG Energy, Inc.

      Total audit fees for the 2003 financial statement audit were $2,688,000, including $521,000 in support of debt and stock offerings. Total audit fees for the 2002 financial statement audit were $2,323,000, including $330,000 for services in support of debt and stock offerings.

Audit-Related Fees

      The aggregate fees billed for audit-related services for the fiscal year ended December 31, 2003 were $608,000. These fees include $385,000 for assessment of internal controls in a customer billing system under development, and $223,000 for employee benefit plan audits and other accounting consultations.

      The aggregate fees billed for audit-related services for the fiscal year ended December 31, 2002 were $1,988,000. These fees include $1,556,000 for the audits of the 2000-2001 financial statements of the Company and for certain subsidiaries, $230,000 for assessment of internal controls in a customer billing system under development, and $202,000 for employee benefit plan audits and other accounting consultations.

Tax Fees

      The aggregate fees billed for tax services for the fiscal year ended December 31, 2003 were $2,812,000. These fees include $1,332,000 for tax planning issues related to the Company’s investment in NRG, $708,000 for NRG-related tax compliance matters, $392,000 for various other compliance services and $380,000 for other tax planning services.

      The aggregate fees billed for tax services for the fiscal year ended December 31, 2002 were $1,284,000. These fees include $663,000 for tax planning issues related to the Company’s investment in NRG, $315,000 related to support of NRG’s international and state tax matters, and $306,000 for other tax services.

All Other Fees

      All other fees billed for 2003 were $1,177,000. These fees include $1,164,000 for consulting support related to customer service initiatives and $13,000 for other consulting services.

      All other fees billed in 2002 were $1,997,000. These fees include $717,000 for consulting support in administering regulatory programs, $589,000 for consulting services related to customer analysis studies, $468,000 for valuation and other consulting services provided to NRG, and $223,000 for other consulting services. The Company had engaged Deloitte & Touche for substantially all of these 2002 consulting projects prior to the appointment of that firm as independent auditors of the Company in late March 2002.

      These other fees include $1,164,000 and $1,674,000 of fees billed by Deloitte Consulting for the years ended December 31, 2003 and 2002, respectively.

Audit Committee Pre-Approval Policies

      Rules adopted by the Securities and Exchange Commission in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services. Our Audit Committee has adopted detailed pre-approval policies and procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, we will obtain the specific pre-approval of the Audit Committee before engaging the independent auditor. The policies require the Audit Committee to be informed of each service, and the policies do not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

      All audit-related fees, tax fees and all other fees for 2003 were pre-approved by the Audit Committee.

Leased Employees

      In connection with their audit of our 2003 annual financial statements, Deloitte & Touche’s work was performed 100% by full-time, permanent employees of Deloitte & Touche.

OTHER BUSINESS

      Management does not know of any business, other than that described in this proxy statement, that may be presented for action at the Annual Meeting of Shareholders. If any other matters are properly presented at the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

By Order of the Board of Directors,

CATHY J. HART
Secretary

Minneapolis, Minnesota

APPENDIX A

XCEL ENERGY INC.

AUDIT COMMITTEE CHARTER

(As amended and adopted on January 27, 2004)

      A. Authority. The Audit Committee is granted its authority by the Board of Directors to perform each of the specific duties enumerated in this Committee Charter. The Audit Committee will be provided adequate resources to discharge its responsibilities and will receive staff support from the Corporate Controller and Audit Services Department. In particular, the Company will provide for appropriate funding, as determined by the Audit Committee, for payment of compensation (1) to the Company’s independent external auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (2) compensation to any advisers employed by the Audit Committee, and (3) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties. The Audit Committee shall have the authority to retain special legal, accounting, or other consultants to advise the Committee. The Audit Committee may direct any officer or employee of the Company or any of its subsidiaries or request the Company’s outside counsel or independent external auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

      B. Purpose and Responsibility. The Audit Committee will assist the Board in fulfilling the Board’s oversight responsibilities relating to (1) the accounting and financial reporting processes of the Company, (2) the internal control structure of the Company, (3) the integrity of the financial statements of the Company and other financial information provided to shareholders by the Company, (4) the Company’s compliance with legal and regulatory requirements, (5) the performance of the Company’s internal audit function and independent external auditors, and (6) the qualifications and independence of the Company’s independent external auditors.

      The Audit Committee will prepare an audit committee report as required by the Securities and Exchange Commission (“SEC”) to be included in the Company’s proxy statement relating to its annual meeting of shareholders.

      Consistent with the duties and function of the Board generally, the Committee has oversight, not managerial, duties and authority in discharging its responsibilities. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (GAAP). These are the responsibilities of management and the independent external auditor.

      The Audit Committee will, of necessity, rely upon management, the Company’s internal audit personnel, and the independent external auditors to plan and coordinate the audit, to determine that the Company’s financial statements are complete and accurate and to determine that the financial statements are prepared in accordance with GAAP.

      C. Committee Size and Members’ Qualifications. The Audit Committee shall consist of three or more members of the Board each of whom (1) satisfies the requirements for independence under applicable law and the listing standards of the New York Stock Exchange, and (2) is financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after appointment to the Audit Committee. At least one Committee member shall qualify as an audit committee financial expert, as the Board interprets such qualification in its business judgment considering applicable legislation and regulation. The designation or identification of a person as an Audit Committee financial expert shall not (1) impose on such person any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on such person as a member of the Audit Committee and Board of Directors in the absence of such designation or identification or (2) affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.

      Each member of the Audit Committee shall serve on no more than three audit committees of public companies (including the Company).

      The Board of Directors will appoint the members and the Chair of the Audit Committee. Each Audit Committee member will serve at the pleasure of the Board and for such term as the Board may decide or until such Audit Committee member is no longer a Board member.

      D. Specific Duties. The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent external auditor (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. In particular, the Audit Committee shall:

      (Financial Reporting)

1. Review and discuss the annual audited financial statements with management and the independent external auditor, including Company disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A)”, disclosures regarding internal controls and other matters required to be reported to the Audit Committee by Section 302 of the Sarbanes-Oxley Act of 2002 and any rules issued by the Securities and Exchange Commission (SEC) pursuant thereto. The Audit Committee shall recommend to the Board its approval of the audited financial statements and disclosures included in the Company’s Form 10-K.

2. Review with management and the independent external auditor the Company’s quarterly financial information filed on Form 10-Q, including the MD&A, prior to public distribution.

3. Review disclosures by the Company’s principal executive officer and principal financial officer required under Rule 13a-14 and 13a-15 promulgated under the Securities Exchange Act of 1934 in each annual or quarterly report filed with the SEC in accordance with the rules adopted by the SEC.

4. Prepare an audit committee report as required by the SEC to be included in the Company’s proxy statement relating to its annual meeting of shareholders.

5. Discuss earnings press releases, including any use of proforma or adjusted non-GAAP information which discussion may be done generally as a review of the types of information to be disclosed and the form of presentation to be made. In addition, the Committee shall generally discuss the types of financial information and earnings guidance provided to analysts and rating agencies.

6. Discuss with management, internal audit and the independent external auditors (a) major issues regarding (i) accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and (ii) the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, (b) analyses prepared by management and/or the independent external auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the effects of alternative GAAP methods on the financial statements, and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

      (Independent External Auditor)

7. Discuss with the independent external auditor the following matters related to the conduct of the audit:

(a) the methods used to account for significant unusual transactions;

(b) all critical accounting policies to be used by the Company, all alternative accounting treatments discussed with management, the effect of such alternative treatments, and the independent external auditor’s preferred treatment;

(c) the process used by management in formulating sensitive accounting estimates and the basis for the independent external auditor’s conclusions regarding the reasonableness and quality of those estimates;

(d) any disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements;

(e) significant issues brought to the national office of the independent external auditor for consultation;

(f) all written communications with management, including management letters on internal control and any schedule of unrecorded adjustments;

(g) any audit problems, including any difficulties encountered in the course of their audit work, including any restrictions on the scope of their work or access to required information and management’s response.

The Audit Committee shall be responsible for the resolution of disagreements between management and the independent external auditor regarding financial reporting.

8. The Audit Committee has the sole authority to (a) appoint, retain and terminate the Company’s independent external auditor, (b) pre-approve all audit services and related fees, and (c) pre-approve any permitted non-audit services and related fees. The Audit Committee shall report its conclusions regarding appointment of the independent external auditor to the Board.

9. At least annually, obtain and review a report by the Company’s independent external auditor describing (a) the audit firm’s internal quality control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the audit firm, and any steps taken to deal with any such issues; and (c) all relationships between the independent external auditor and the Company.

10. Review with the independent external auditor the scope and planning of the prospective annual audit. Review with the independent external auditor new developments in accounting principles and reporting that may materially affect the Company.

11. Review and approve the Company’s policy governing the hiring of current or former employees of the independent external auditor, which policy shall be in compliance with Section 206 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC, and monitor compliance with respect to such policy.

12. Receive a written report from the independent external auditor confirming independence and maintain an active dialogue with the auditor regarding non-audit services with the Company. In connection with the Audit Committee’s evaluation of the independence of the independent external auditor, the Audit Committee shall also review and evaluate the lead partner of the independent external auditor and take such steps as may be required by law with respect to the identification and regular rotation of the audit partners serving on the Company’s audit engagement team.

13. In coordination with management, evaluate the performance of the independent external auditor.

14. Obtain assurance from the independent external auditor that in the course of conducting the audit, there have been no illegal acts detected or that have otherwise come to the attention of the audit firm that require disclosure to the Audit Committee under Section 10A(b) of the Exchange Act.

      (Internal Audit)

15. Review the appointment of the senior internal auditing executive and recommend replacement, if necessary.

16. Review the scope and planning of the annual internal audit plan. Review responsibilities, budget and staffing for the internal audit department, including a discussion of such items with the independent external auditor.

17. Review any significant findings to management prepared by internal auditing and management’s responses.

      (Periodic Reviews)

18. Establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

19. Review with management, the independent external auditor, and the senior internal auditing executive any correspondence with regulators or governmental agencies or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

20. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control the exposures, including the Company’s risk assessment and risk management guidelines and policies.

21. Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

22. Review with the Company’s Chief Compliance Officer the Company’s Code of Conduct, including disclosures of insider and related party transactions.

23. Meet periodically with management, the senior internal auditing executive and the independent external auditor in separate executive sessions.

24. Perform an annual self-evaluation of the Audit Committee’s performance. The Audit Committee may conduct this performance evaluation in such manner as the Audit Committee, in its business judgment, deems appropriate.

25. Review and reassess the adequacy of this charter at least annually and submit it to the Board for approval.

      E. Meetings. The Audit Committee shall meet at least four times during the calendar year and at such other times as may be requested by its Chairman provided that a majority of the Audit Committee members may call a meeting at any time and shall make regular reports to the Board.

      F. Meeting Attendance. A majority of the members of the Audit Committee shall constitute a quorum for transaction of any business at any meetings of the Committee. The Chief Accounting Officer shall be the coordinating officer for the Committee and attend all meetings as appropriate. The Chief Financial Officer, the General Counsel and the senior internal auditing executive shall also attend meetings as appropriate. Other management representatives shall attend as necessary.

      G. Supporting Materials and Agendas. The Chair of the Audit Committee will, in consultation with the other members of the Audit Committee, the Company’s independent external auditors and the appropriate officers of the Company, establish the agenda for each Audit Committee meeting. Audit Committee members may also raise subjects that are not on the agenda at any meeting. The agenda and all materials to be reviewed at an Audit Committee meeting shall be provided to the Audit Committee members prior to the meeting date.

Signed:

/s/ ROGER R. HEMMINGHAUS
Chairman of the Audit Committee	Date: January 27, 2004

/s/ WAYNE H. BRUNETTI Chairman of the Board	Date: January 27, 2004

APPENDIX B

STOCK EQUIVALENT PLAN

FOR NON-EMPLOYEE DIRECTORS OF
XCEL ENERGY INC.

(As Amended and Restated Effective January 1, 2004)

ARTICLE I

PURPOSE, DEFINITIONS AND GENERAL PROVISIONS

      1.1. Purpose. The purposes of this Plan are: (a) to enable a portion of the compensation of each non-employee director of Xcel Energy Inc. to be tied to the performance of the common stock of the Company; and (b) to permit each such director to defer receipt of all or a portion of his/her retainer, board or committee meeting fees.

      1.2. Definitions.

(a) “Award” shall mean the amount, expressed either in dollars of Compensation or in Stock Equivalents, that will be credited to a Participant on an Award Date. The term “Award” includes Conversion Awards, Deferral Awards and Discretionary Awards.

(b) “Award Date” shall mean the date an Award is to be credited to a Participant.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Beneficiary” shall mean the last person or persons (including, without limitation, the trustees of any testamentary or inter vivos trust) designated in writing by a Participant, on a form approved by and filed with the Committee, to receive payments under the Plan after the death of such Participant, or, in the absence of any such designation or in the event that such designated persons or person shall predecease such Participant, or shall not be in existence or shall otherwise be unable to receive such payments, the person or persons designated under such Participant’s last will and testament or, in the absence of such designation, to the Participant’s estate. Any Beneficiary designation may be changed from time to time by like notice similarly delivered.

(e) “Committee” shall mean those management members of the Company, as determined by the Board from time to time, who administer the Plan, provided all such persons are not eligible to participate in the Plan. As of the effective date of this amendment and restatement, the Board has designated the Chairman of the Board, the President, the Chief Financial Officer and the Corporate Secretary as members of the Committee. All decisions by the Committee shall be by simple majority and the decisions will be final.

(f) “Company” shall mean Xcel Energy Inc., a Minnesota corporation, and any successor thereof.

(g) “Compensation” shall mean payments which the Director receives from the Company for services as a member of its Board of Directors. Such payments may include directors’ retainers, board meeting fees and committee meeting fees, but shall exclude direct reimbursement of expenses.

(h) “Conversion Award” shall mean a one-time Award made as of January 1, 1998 to a Director in lieu of benefits earned by that Director under the Xcel Energy Inc. Retirement Plan for Non-Employee Directors, pursuant to an election described in Section 1.5 hereof.

(i) “Deferral Award” shall mean an Award made pursuant to a deferral election described in Section 1.4 hereof.

(j) “Director” shall mean any member of the Board of Directors of the Company who is not an employee of the Company or of any direct or indirect subsidiary or affiliate thereof.

(k) “Discretionary Award” shall mean an Award made at the sole discretion of the Board pursuant to Section 1.3 of this Plan.

(l) “Xcel Energy Stock” shall mean the common stock of the Company, par value $2.50 per share.

(m) “Participant” shall mean any Director who receives an Award.

(n) “Plan” shall mean the Stock Equivalent Plan for Non-Employee Directors of the Company, as from time to time amended and in effect.

(o) “Stock Account” shall mean the bookkeeping account to which Awards are credited in the name of a Participant as described in Section 2.2 of this Plan.

(p) “Stock Equivalents” shall mean the units, representing a like number of shares of Xcel Energy Stock, that are credited to a Director’s Stock Account under Article II of this Plan.

(q) “Termination of Service” shall mean the termination (by death, retirement or otherwise) of a Participant’s service as a Director of the Company.

      1.3. Discretionary Awards. Subject to Section 2.8, the Board may make Discretionary Awards to Participants from time to time in such amount and number as the Board shall determine in its sole discretion. Each Discretionary Award shall contain such terms, restrictions and conditions as the Board may determine that are not inconsistent with this Plan. Discretionary Awards shall be granted in Stock Equivalents or as a dollar amount (which shall be converted into Stock Equivalents as provided in Section 2.2), as determined in the sole discretion of the Board.

      1.4. Deferral Awards. In accordance with this Section and subject to Section 2.8, a Director may elect to receive Deferral Awards in lieu of all or a portion of his/her Compensation by filing with the Secretary of the Company an election in writing on a form approved by the Committee. Deferral Awards shall be made as of the date such Compensation would have been paid, in a dollar amount equal to the amount of Compensation the Director has elected to defer and shall be credited to a Participant’s Stock Account as provided in Section 2.2. A deferral election with respect to Compensation for a calendar year must be made prior to the beginning of that calendar year. In the case of an individual who becomes a Director after the first day of the calendar year, a deferral election must be made within 30 days of the date such individual becomes a Director. A deferral election shall continue in effect until the Director’s Termination of Service or, if the Director provides the Secretary of the Company with earlier written notice to discontinue or change the deferral election, the end of the calendar year in which such written notice is received by the Secretary.

      1.5. Conversion Awards. In lieu of all benefits otherwise payable under the Xcel Energy Inc. Retirement Plan for Non-Employee Directors (“Retirement Plan”), any Director elected to the Board prior to October 1, 1997 and serving on the Board during the last quarter of 1997 was entitled to make, prior to January 1, 1998, a one-time irrevocable election to receive a Conversion Award under this Plan in a dollar amount equal to the sum of the quarterly retainer payments the Director would have been entitled to receive under the Retirement Plan if the Director’s service on the Board ended December 31, 1997. The Award Date for a Conversion Award under this Plan in satisfaction of a Director’s conversion election was January 1, 1998.

ARTICLE II

TREATMENT OF AWARDS

      2.1. Stock Accounts. The Company shall establish on its books a Stock Account in the name of each Participant to reflect the Company’s liability to each Participant who has received an Award. To this Stock Account shall be credited Awards plus other items as described hereafter. A Participant’s

Stock Account may be divided into two or more subaccounts as the Committee determines necessary or desirable for the administration of the Plan. Payments to a Participant or Beneficiary following Termination of Service shall be debited to the Stock Account. In addition, debits and credits to the Stock Account shall be made in the manner provided hereafter. Despite the maintenance of such Stock Account for each Participant, the Company’s obligation to make distributions under the Plan shall be made from the Company’s general assets and property. The Company may, in its sole discretion, establish a separate fund or account to make payment to a Participant or Beneficiary hereunder. Whether the Company, in its sole discretion, does establish such a fund or account, no Participant or Beneficiary or any person shall have, under any circumstances, any interest whatever in any particular property or assets of the Company by virtue of this Plan.

      2.2. Crediting of Awards. An Award in the form of Stock Equivalents shall be credited to a Participant’s Stock Account as of the applicable Award Date. An Award in dollars shall be credited to a Participant’s Stock Account as of the applicable Award Date by converting the dollar amount of the Award into Stock Equivalents equal to the number of shares of Xcel Energy Stock, to three decimal places, that could be purchased on the Award Date with the dollar amount of such Award, at a price per share equal to the arithmetical mean of the highest and lowest quoted selling prices on the New York Stock Exchange Composite Tape for such day. If there are no sales on that day, such mean on the next preceding day on which there are such sales shall be used.

      2.3. Crediting of Dividends/Stock Splits.

(a) On each date on which a dividend in cash or property (other than a stock dividend) is distributed by the Company on shares of issued and outstanding Xcel Energy Stock, the Stock Account of a Participant shall be credited, subject to Section 2.8, with Stock Equivalents as follows: (i) the dollar amount of the fair market value of the cash or property so distributed per share of issued and outstanding Xcel Energy Stock shall be multiplied by the number of Stock Equivalents (including fractions) in the Participant’s Stock Account on the record date for such distribution; (ii) this dollar amount shall then be converted into Stock Equivalents equal to the number of shares of Xcel Energy Stock, to three decimal places, that could be purchased on the payment date for such distribution by dividing such dollar amount by a price per share equal to the arithmetical mean of the highest and lowest quoted selling prices on the New York Stock Exchange Composite Tape for such date, or, if there are no sales on that date, such mean on the next preceding day on which there are such sales shall be used.

(b) On each date on which a stock dividend or stock split is distributed with respect to shares of Xcel Energy Stock, a Participant’s Stock Account shall be credited with the number of Stock Equivalents equal to the product of (x) the number of shares distributed in such stock dividend or stock split per share of issued and outstanding Xcel Energy Stock and (y) the number of Stock Equivalents (including fractions) in the Participant’s Stock Account on the record date for such distribution.

      2.4. Conversion of Stock Equivalents. If the Company shall be a party to any consolidation, merger or share exchange and, in connection with such transaction, all or part of the outstanding shares of Xcel Energy Stock shall be changed into or exchanged for stock or other securities of any other entity or the Company or cash or any other property, the Stock Equivalents in a Participant’s Stock Account on the day immediately preceding the effective date of such transaction shall be converted into the appropriate number of stock equivalents of such other entity.

      2.5. Time of Payment of Awards.

(a) Except as provided in Section 2.7, Awards shall not be payable to a Participant prior to the Participant’s Termination of Service.

(b) Upon Termination of Service, the portion of a Participant’s aggregate account balance in his/her Stock Account that is attributable to any Conversion Award and to any other Award credited to the Stock Account prior to December 31, 1997 shall be paid in a single distribution to the Participant (or, in the event of the Participant’s death, his/her Beneficiary) within 90 days after the date of Termination of Service. The number of shares of Xcel Energy Stock and cash in lieu of any partial unit of Stock Equivalents to be distributed shall be calculated as set forth in Section 2.6.

(c) Upon Termination of Service, except as provided in subsections (d) and (e) below, the remainder of a Participant’s Stock Account to be distributed (after taking into account subsection (b) above) shall be paid in the manner selected by the Participant from the distribution alternatives established by the Committee. The number of shares of Xcel Energy Stock and cash in lieu of any partial unit of Stock Equivalents to be distributed shall be calculated as set forth in Section 2.6. A Participant may only make one distribution election. For a Participant elected to the Board prior to October 1, 1997, the distribution election shall be made prior to January 1, 1998. For a Participant elected to the Board after October 1, 1997, the distribution election shall be made within 60 days of his/her election to the Board. The distribution election must be made in writing on a form approved by the Committee. Once made, the distribution election shall be irrevocable. A Participant’s distribution election shall apply only to the portion of the Participant’s Stock Account that is attributable to Discretionary Awards credited to the Participant’s Stock Account after the date on which the distribution election is made and to Deferral Awards attributable entirely to Compensation earned after the date of the election.

(d) Any portion of a Participant’s Stock Account for which no distribution election has been made or applies as provided above in this Section 2.5 shall be paid in a single distribution of Xcel Energy Stock to the Participant (or, in the event of the Participant’s death, his/her Beneficiary) within 90 days after the date of Termination of Service. The number of shares of Xcel Energy Stock and cash in lieu of any partial unit of Stock Equivalents to be distributed shall be calculated as set forth in Section 2.6.

(e) Notwithstanding any of the preceding provisions of this Section 2.5, any Participant who elected, prior to March 31, 2001, to receive the portion of the Participant’s Stock Account attributable to a Conversion Award in a manner different than provided by Section 2.5(b) above shall have such portion of the Stock Account paid in accordance with the election so made. Notwithstanding any election made by a Participant, in the event of a Participant’s death prior to payment in full of a Participant’s Stock Account, the entire remaining balance in the Participant’s Account shall be paid in a single distribution to the Participant’s Beneficiary.

      2.6. Form of Payment. Awards shall be payable to a Participant only as a distribution of whole shares of Xcel Energy Stock equal to the number of whole units of Stock Equivalents credited to the Participant’s Stock Account to be distributed, and cash for any partial unit of Stock Equivalents to be distributed. In converting a partial unit of Stock Equivalents in a Participant’s Stock Account into cash for payment purposes, such conversion shall be based on the then current market value of the partial share of Xcel Energy Stock reflected in his/her Stock Account. For purposes of the preceding sentence, market value shall be the arithmetical mean between the highest and lowest quoted selling prices for Xcel Energy Stock on the New York Stock Exchange Composite Tape on the date immediately preceding the payment date. If there are no sales on that day, then such mean on the next preceding day on which there are such sales shall be used. Upon request, the Company will reimburse a Participant for any brokerage and other transactional expenses actually incurred by the Participant for the sale of shares distributed to the Participant under this Plan, provided such request and sale occur within one year after the Participant receives the distribution.

      2.7. Acceleration of Payments. In the event of a Participant’s disability, the Committee, within its sole discretion, is empowered to accelerate the payment of such Participant’s Stock Account balance to such Participant prior to Termination of Service.

      2.8. Maximum Amount Available for Awards; Source of Shares.

(a) The maximum number of Stock Equivalents in respect of which Awards may be granted under the Plan on and after the effective date of this amended and restated Plan and dividends credited under Section 2.3(a) as Stock Equivalents directly or indirectly on such Awards (collectively, the “Post-2003 Awards”) shall be a total of 750,000 Stock Equivalents. In the event that (i) a Post-2003 Award is settled for cash as to any Stock Equivalents covered thereby, or (ii) any Post-2003 Award is canceled or forfeited for any reason under the Plan without the delivery of shares of Xcel Energy Stock, such Stock Equivalents shall thereafter be again available for award pursuant to the Plan. In the event that the Board shall determine that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of Xcel Energy Stock, warrants or rights offering to purchase Xcel Energy Stock at a price substantially below fair market value, or other similar corporate event affects Xcel Energy Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Board shall adjust appropriately any or all of (i) the number and kind of Stock Equivalents which thereafter may be awarded or credited under the Plan as Post-2003 Awards; and (ii) to the extent such adjustment is not provided for in Section 2.3(b) or Section 2.4, as applicable, the number and kind of Stock Equivalents subject to then outstanding Post-2003 Awards or any conversion price with respect to any of the foregoing and/or, if deemed appropriate, make provisions for cash payment to a Participant or Beneficiary who has an outstanding Post-2003 Award allocated to his/her Stock Account.

(b) The shares of Xcel Energy Stock to be distributed under this Plan shall be from shares purchased on the open market or, in respect of Post-2003 Awards, from authorized but unissued shares of Xcel Energy Stock or shares purchased on the open market, as determined from time to time by the Board; provided, however, that in no event shall the number of authorized but unissued shares of Xcel Energy Stock distributed under the Plan in respect of Post-2003 Awards exceed 750,000 shares, as such number may be appropriately adjusted by the Board, in a manner similar to that provided for adjustments in the last sentence of Section 2.8(a), to reflect corporate events that affect shares of Xcel Energy Stock to be distributed under the Plan.

ARTICLE III

OTHER PROVISIONS

      3.1. Amendment or Termination. The Board of Directors may amend or terminate this Plan at any time; provided, however, that (i) no amendment or termination shall adversely affect any prior Awards or rights under this Plan, (ii) no amendment may be made to the last sentence of Section 3.5 hereof, and (iii) no amendment may be made without stockholder approval that would be required under the rules of the stock exchange on which shares of Xcel Energy Stock are listed, including an amendment that would materially increase the number of Stock Equivalents available under Section 2.8 (other than as provided for therein), expand the types of Awards available under the Plan, or materially expand the class of employees, directors or other service providers eligible to participate in the Plan.

      3.2. Expenses. The expenses of administering the Plan shall be borne by the Company, and shall not be charged against any Participant’s Awards.

      3.3. Applicable Law. The provisions of the Plan shall be construed, administered and enforced according to the laws of the State of Minnesota.

      3.4. No Trust. No action by the Company, the Board or the Committee under this Plan shall be construed as creating a trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind in favor of any Participant, Beneficiary, or any other persons otherwise entitled to Awards. The status of the Participant and Beneficiary with respect to any liabilities assumed by the Company hereunder shall be solely those of unsecured creditors of the Company. Any asset acquired or held by the Company in connection with liabilities assumed by it hereunder, shall not be deemed to be held under any trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind for the benefit of the Participant or Beneficiary or to be security for the performance of the obligations of the Company, but shall be, and remain, a general, unpledged, unrestricted asset of the Company at all times subject to the claims of general creditors of the Company.

      3.5. No Assignability and Successors. Neither the Participant nor any other person shall acquire any right to or interest in any amount awarded to the Participant, otherwise than by actual payment in accordance with the provisions of this Plan, or have any power, voluntarily or involuntarily, to transfer, assign, anticipate, pledge, mortgage or otherwise encumber, alienate or transfer any rights hereunder in advance of any of the payments to be made pursuant to this Plan or any portion thereof. The obligations of the Company hereunder shall be binding upon any and all successors and assigns of the Company.

      3.6. Withholding. The Company shall comply with all federal and state laws and regulations with respect to the withholding, deposit and payment of any income taxes relating to the payment of Awards under this Plan.

      3.7. No Impact on Directorship. This Plan shall not be construed to confer any right on the part of a Participant to be or remain a Director or to receive any, or any particular rate of, Compensation.

      3.8. Interpretations. The Committee shall administer this Plan and shall have discretionary authority to construe and interpret the terms of this Plan, and to establish such rules and procedures for implementing the Plan as it deems necessary or advisable. Interpretations of, and determinations related to, this Plan made by the Committee in good faith, including any determinations or calculations of Awards or Stock Account balances, shall be conclusive and binding upon all parties; and the Company and the members of the Committee shall not incur any liability to a Participant for any such interpretation or determination so made or for any other action taken by it in connection with this Plan.

      3.9. Shareholder Rights. Directors shall not be deemed for any purpose to be or have rights as shareholders of the Company with respect to any Stock Equivalents credited to a Stock Account, until and unless a certificate for Xcel Energy Stock is issued upon distribution hereunder.

      3.10. Securities Laws. Xcel Energy Stock shall not be distributed to a Participant upon distribution of his/her Stock Account unless the issuance complies with all relevant provisions of law, including without limitation, (i) securities laws of Minnesota or any other appropriate state, (ii) restrictions, if any, imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934 and rules and regulations promulgated thereunder by the Securities & Exchange Commission (“SEC”), (iii) rules of any stock exchange on which shares of Xcel Energy Stock are listed, and (iv) if necessary, until the sale of such Xcel Energy Stock has been registered with the SEC.

      3.11. Effective Date. This Plan was first established and effective on April 23, 1996. Subject to the approval of the stockholders of the Company at its annual meeting to be held in 2004, this amended and restated Plan shall be effective on January 1, 2004. Notwithstanding anything to the contrary herein, no further Awards shall be granted under the Plan on or after the date of the Company’s annual meeting to be held in 2004 unless this Plan is so approved by the Company’s stockholders. Except as otherwise specifically provided, payments to a Director whose service as a Director ends prior to the effective date of this amendment and restatement shall be determined under the terms of the Plan as in effect when his/her service as a Director terminated (and not under the terms of this amended and restated Plan).

XCEL ENERGY INC.

Annual Meeting Guidelines

In the interest of an orderly and constructive meeting, the following guidelines will apply to Xcel Energy’s 2004 annual meeting of shareholders:

1.	The annual meeting of shareholders is open only to Xcel Energy shareholders and Xcel Energy’s invited guests. Shareholders attending the annual meeting should present an admittance ticket or evidence of Xcel Energy Inc. stock ownership to gain entrance. You will be asked to provide photo identification, such as a driver’s license.

2.	The business of the meeting will follow as set forth in the agenda, which you will receive at the meeting entrance. If you wish to change your vote or have not voted, ballots will be distributed to you to cast your votes.

3.	Shareholder questions and comments related to the business of the company will be addressed only during the question and answer portion of the agenda at the end of the meeting.

4.	If you wish to speak at the designated time in the question and answer portion of the meeting, please go to the nearest microphone and state your name before asking a question. You must ask a question and direct it to the Chairman. Questions from the floor are limited to 3 minutes to provide an opportunity for as many shareholders as possible.

5.	Although personal grievances, claims and political statements are not appropriate subjects for the annual meeting, you may submit any of these to an usher or company representative and the company will respond in writing.

6.	The use of cameras or sound recording equipment is prohibited, except by those employed by the company to provide a record of the proceedings. The use of cell phones and other personal communication devices also is prohibited during the meeting.

7.	No firearms or weapons will be allowed in the meeting room.

8.	No banners or signs will be allowed in the meeting room.

9.	Individuals wishing to gain admittance to the meeting will pass through a metal detector.

10.	Xcel Energy reserves the right to inspect all items entering the meeting room. Handbags, briefcases and packages will be inspected.

ADMISSION TICKET
2004 Annual Shareholders’ Meeting

Thursday, May 20, 2004, 10:00 A.M.

The Donald R. Seawell Grand Ballroom

The Denver Center for the Performing Arts

14th and Curtis Street

Denver, CO

Shareholders who do not present an admission ticket or verification of ownership may not be admitted to the meeting.

Attached below is your proxy card for the 2004 Annual Meeting of Shareholders of Xcel Energy Inc.

You may vote by Telephone, by Internet, or by Mail.

To vote by Telephone or Internet, see instructions on reverse side.

To vote by Mail, please return your proxy in the enclosed Business Reply Envelope.

Proxy for Annual Meeting of Shareholders, May 20, 2004

The undersigned, a holder of common and/or preferred stock of Xcel Energy Inc. (the “Company”) hereby appoints Cathy J. Hart, Gary R. Johnson, Richard C. Kelly and Benjamin G.S. Fowke, III, or any one or more of them, as proxies each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 20, 2004 and any adjournment or adjournments thereof, and to vote as designated hereon and in their discretion with respect to any other business properly brought before the annual meeting all shares of the common and/or preferred stock of the Company which the undersigned would be entitled to vote if personally present at such meeting, except for the shares of common stock held of record in the undersigned’s account with the Plans (defined below), the voting instructions for which are explained below.

THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS FOR SHARES HELD OF RECORD IN THE NEW CENTURY ENERGIES, INC. EMPLOYEES’ SAVINGS AND STOCK OWNERSHIP PLAN FOR BARGAINING UNIT EMPLOYEES AND FORMER NON-BARGAINING UNIT EMPLOYEES, THE XCEL ENERGY 401(K) SAVINGS PLAN AND THE NEW CENTURY ENERGIES, INC. EMPLOYEE INVESTMENT PLAN FOR BARGAINING UNIT EMPLOYEES AND FORMER NON-BARGAINING UNIT EMPLOYEES (“PLANS”) AND THE UNDERSIGNED HEREBY AUTHORIZES THE TRUSTEES OF THESE PLANS TO VOTE THE UNDERSIGNED SHARES HELD IN ITS ACCOUNTS.

ADDRESS CHANGE/COMMENTS		This proxy when properly
executed will be voted in the
	XCEL ENERGY INC.	manner designated hereon and in
	P.O. BOX 11004	the discretion of the proxies with
	NEW YORK, N.Y. 10203-0466	respect to any other matters
properly brought before the
meeting. If no direction is made,
this proxy will be voted FOR ALL
items 1, 2 and 3.

(CONTINUED AND IS TO BE SIGNED ON REVERSE SIDE)

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

	INTERNET			TELEPHONE			MAIL
https://www.proxyvotenow.com/xel
•	Go to the website address listed above.	OR	•	1-866-213-0576 Use any touch-tone telephone.	OR	• •	Mark, sign and date your proxy card. Detach your proxy card.
•	Have your proxy card ready.		•	Have your proxy card ready.		•	Return your proxy card in the
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.			postage-paid envelope provided.

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR all items.

	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1. To amend our bylaws to eliminate				3.	To approve the Stock Equivalent
the classification of the Board of Directors.	☐	☐	☐		Plan for Non-Employee Directors.	☐	☐	☐

2. To elect 6 directors.				4.	To consider such other business as
					may properly come before the meeting or any adjournments
					thereof.

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS*	☐	To change your address, please mark this box. To include any comments, please mark this box.	☐ ☐

Nominees: 01-David A. Christensen, 02-Dr. Margaret R. Preska, 03- W. Thomas Stephens, 04-Richard H. Anderson, 05-Richard C. Kelly and 06-Ralph R. Peterson

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions”* box and write that nominee’s name on the following blank line.)	This proxy, which is solicited by the Board of Directors, when properly executed will be voted as directed or, if no direction is given, will be voted FOR All in item 2 and FOR items 1 and 3.

Exceptions*
S C A N L I N E
The signer(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at said Annual Meeting and any adjournments or postponements thereof. NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date Share Owner sign here	Co-Owner sign here